Exhibit 2.5

ASSET PURCHASE AGREEMENT

BY AND AMONG

TRICAN TIRE DISTRIBUTORS INC.,

TRAIL TIRE DISTRIBUTORS LTD.,

ALLEN AMBROSIE

AND

GRANT AMBROSIE

DATED AS OF JUNE 27, 2014

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of June 27, 2014, by and among (i) TriCan Tire Distributors Inc., a corporation amalgamated under the laws of Canada (“Buyer”), (ii) Trail Tire Distributors Ltd., a corporation formed under the laws of the Province of Alberta (“Seller”), (iii) Allen Ambrosie, an individual resident in the Province of Alberta (“Allen”); and (iv) Grant Ambrosie, an individual resident in the Province of Alberta (“Grant” and together with Allen, the “Principals”).

INTRODUCTION

(a) The Principals collectively own all of the issued and outstanding shares in the capital of Seller.

(b) Seller is engaged in the business of wholesale distribution of tires, tire parts, tire accessories and related equipment (such business operations as conducted at the Closing Date, consistent with past practice, are hereinafter referred to as the “Business”).

(c) Pursuant to this Agreement, Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Buyer, substantially all of Seller’s assets used, held for use in or otherwise relating to the conduct of the Business, subject to certain exceptions, for the consideration, including Buyer’s assumption of certain specified liabilities of Seller, and on the terms and subject to the conditions set forth in this Agreement.

(d) As a condition of Buyer’s willingness to enter into this Agreement, Seller and each of the Principals have entered into this Agreement and have agreed to enter into the Non-Competition Agreements on the terms and subject to the conditions set forth herein and therein.

(e) Concurrently with the execution of this Agreement, and as a condition of Buyer’s willingness to enter into this Agreement, Allen has entered into an Employment Agreement with Buyer, which will become effective upon the Closing.

ARTICLE I.

DEFINITIONS

All capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings given to them in Exhibit A hereto.

ARTICLE II.

PRE-CLOSING TRANSACTIONS; SALE AND PURCHASE

2.1 Pre-Closing Transactions.

(a) Prior to the Closing Time, the Principals will take or cause to be taken, as applicable, all actions and steps necessary or desirable to implement the Pre-Closing Transactions on a basis consistent with that set out in Schedule 2.1, including the sequencing of actions and events set forth therein. Buyer will cooperate with the Principals to the extent reasonably required of Buyer in order to effect the Pre-Closing Transactions in accordance with this Agreement. The Principals shall provide Buyer with full particulars of the Pre-Closing

Transactions, and Buyer shall have a right to review all draft related documentation in respect of same and provide comments thereon (which comments shall be given reasonable consideration by the Principals), sufficiently in advance of the Closing Time to permit Buyer to confirm the due implementation of the Pre-Closing Transactions.

(b) In connection with the Pre-Closing Transactions, the Principals shall: (i) cause all Encumbrances on the Preferred Shares to be fully and irrevocably satisfied, removed, released and discharged in all respects; and (ii) duly file and record, or cause to be duly filed and recorded, such financing change statements or other evidences of the satisfaction, removal and discharge thereof all in form and substance reasonably satisfactory to Buyer;

2.2 Actions at the Closing Time. Subject to the provisions of this Agreement, effective as at the Closing Time, Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, the Purchased Assets, free and clear of any Encumbrances (other than Permitted Encumbrances) and Buyer hereby assumes the Assumed Liabilities.

2.3 Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Osler, Hoskin & Harcourt LLP, located at 100 King Street West, 1 First Canadian Place, Suite 6300, Toronto, Ontario M5X 1B8, Canada, on June 27, 2014, or on such other date, time and place as Seller, the Principals and Buyer mutually agree (the “Closing Date”).

2.4 Assumption of Liabilities. Except for the Assumed Liabilities and as set out in Section 8.5, Buyer shall not assume and shall not be responsible for any of the Liabilities of Seller, whether present or future, absolute or contingent and whether or not relating to the Business.

2.5 Assignment of Restricted Rights.

(a) Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to Buyer, any Restricted Right (a) which, as a matter of law, or by its terms, (i) is not assignable, (ii) is not assignable without the approval or consent of the issuer thereof or other party or parties thereto, or (b) in respect of which the completion of the Transactions will increase the obligations or decrease the rights or entitlements of Seller or Buyer, without first obtaining either such approval or consent or a waiver or a modification with respect to such Restricted Right, in each case acceptable to Buyer.

(b) If at Closing there are any Restricted Rights in respect of which necessary consents, approvals, waivers or modifications have not been obtained, then Seller shall, at its expense, continue its efforts to obtain any necessary consents, approvals, waivers or modifications with respect to such Restricted Rights. In respect of any such Restricted Rights, Seller shall:

(i) apply for and use all reasonable efforts to obtain all consents, approvals, waivers or modifications acceptable to Buyer. Nothing in this Section 2.5 shall require Buyer to make any payment to any other party in order to obtain such consents, approvals, waivers or modifications, as any such payments shall be for Seller’s account;

(ii) enforce any rights of Seller arising from such Restricted Right against the issuer thereof or the other party or parties thereto;

(iii) at no time use any such Restricted Right for its own purposes or assign or provide the benefit of such Restricted Right to any other party;

(iv) pay over to Buyer, all monies collected by or paid to Seller in respect of such Restricted Rights; and

(v) take all such actions and do, or cause to be done, all such things at the request of Buyer as shall reasonably be necessary in order that the value and benefits of the applicable Restricted Rights shall be preserved and enure to the benefit of Buyer.

(c) Once any necessary approvals, consents, waivers or modifications for any Restricted Right referred to in this Section 2.5 have been obtained on terms acceptable to Buyer, Seller shall promptly assign, transfer, convey and deliver such Contract or Permit to Buyer, and Buyer shall assume the obligations under such Contract or Permit from and after the date of assignment to Buyer pursuant to an assignment and assumption agreement having terms substantially similar to the assignment and assumption agreement for other Contracts and/or Permits, as applicable, delivered pursuant to this Agreement.

ARTICLE III.

PURCHASE PRICE

3.1 Purchase Price. Subject to Section 3.3(e), the aggregate purchase price to be paid by Buyer to Seller for the Purchased Assets shall be twenty million seven hundred and sixty-three thousand four hundred United States dollars (US$20,763,400) plus the amount of the Assumed Liabilities, (the “Purchase Price”) plus if the Closing Working Capital exceeds the Target Working Capital, the amount by which the Closing Working Capital exceeds the Target Working Capital, or less if the Target Working Capital exceeds the Closing Working Capital, the amount by which the Target Working Capital exceeds the Closing Working Capital. The Purchase Price was agreed to by Buyer and Seller based on an 8 times multiple of Adjusted EBITDA of the Business.

3.2 Satisfaction of Purchase Price. Buyer shall satisfy the Purchase Price at the Closing Time as follows:

(a) by the assumption by Buyer of the Assumed Liabilities;

(b) by payment to the Escrow Agent of the Escrow Amount, pursuant to the terms of the Escrow Agreement, by wire transfer of immediately available funds to a single bank account designated by the Escrow Agent;

(c) by delivery of a non-interest bearing promissory note with a principal amount equal to US$2,322,125 and substantially in the form attached hereto as Exhibit B (the “Asset Purchase Note”); and

(d) by payment to Seller of US$16,364,935, being an amount equal to the Purchase Price less (i) the amount of the Assumed Liabilities; (ii) the Escrow Amount; and (iii) the principal amount of the Asset Purchase Note, by wire transfer of immediately available funds to a single bank account designated by Seller.

3.3 Closing Statement and Final Determination of Purchase Price.

(a) As soon as reasonably practicable but not later than 90 days following the Closing Date, Buyer shall prepare and deliver to Seller a statement consisting of the following as of immediately prior to the Closing Time, calculated on a basis consistent with the Seller’s past practice (and for certainty, with respect to Working Capital, calculated in accordance with the definition thereof): (i) the unaudited balance sheet of the Seller (the “Closing Balance Sheet”) and (ii) the Working Capital (the “Closing Working Capital”) (collectively, the “Closing Statement”).

(b) During the 90 day period following the Closing Date, Seller and its accounting representatives shall be entitled, during ordinary business hours upon reasonable advance notice, to examine the working papers related to the preparation of the Closing Statement and the Books and Records and to discuss the preparation of the Closing Statement with Buyer.

(c) Seller may dispute any amounts reflected on the Closing Statement (the “Disputed Amounts”), but only if (i) the basis of its dispute is that the amounts reflected on the Closing Statement were not arrived at in accordance with this Agreement, or resulted from a mistake of fact, and (ii) Seller shall have notified Buyer in writing of each disputed item (the “Notice of Objection”), specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 days after the date Buyer delivered the Closing Statement to Seller. To the extent Seller does not dispute an amount reflected on the Closing Statement in accordance with the immediately preceding sentence, such amount shall be deemed final and binding on the Parties for all purposes hereunder. In the event of such a dispute, Seller and Buyer shall attempt to reconcile their differences. If Seller and Buyer are unable to reach a resolution with such effect within 30 days after receipt by Buyer of the Notice of Objection, Seller and Buyer shall submit the items remaining in dispute for resolution to KPMG LLP (or, if such firm declines to act, to another nationally recognized independent public accounting firm mutually acceptable to Buyer and Seller) (the “Resolution Accountants”), which shall be instructed to use its best efforts to render a decision as to all items in dispute within 30 days after such submission. The Resolution Accountants shall only resolve the Disputed Amounts by choosing the amounts submitted by either Buyer or Seller or amounts in between. Buyer and Seller shall each furnish to the Resolution Accountants such working papers and other documents and information relating to the Disputed Amounts as the Resolution Accountants may request. The resolution of the Disputed Amounts by the Resolution Accountants shall be final and binding on the Parties for all purposes hereunder, and the determination of the Resolution Accountants shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction. After final determination of the Closing Working Capital, Seller shall have no further right to make any claims in respect of any element of the foregoing amounts that Seller raised in the Notice of Objection. The fees and disbursements of the Resolution Accountants shall be allocated between Buyer and Seller in the same proportion that the aggregate dollar amount of unsuccessfully Disputed Amounts submitted by Buyer or Seller (as finally determined by the Resolution Accountants) bears to the total dollar amount of disputed items so submitted.

(d) The Closing Statement shall be deemed final for all purposes hereunder upon the earlier of (i) the absence of Seller delivering a Notice of Objection to Buyer within 30 days after the date Buyer delivered the Closing Statement to Seller, and (ii) the resolution of all Disputed Amounts pursuant to Section 3.3(c). The date on which the Closing Statement is finally determined in accordance with this Section 3.3(d) is hereinafter referred as to the “Determination Date”.

(e) Within three Business Days after the Determination Date:

(i) Buyer shall provide to Seller a calculation of the final Purchase Price (the “Final Purchase Price”) using the calculation set forth in Section 3.1;

(ii) if the Final Purchase Price (as so determined) is greater than the Purchase Price, Buyer shall pay to Seller the aggregate amount of the difference thereof, by wire transfer of immediately available funds to the bank account designated in writing by Seller; or

(iii) if the Purchase Price is greater than the Final Purchase Price (as so determined), Seller shall promptly pay to Buyer the aggregate amount of the difference thereof, by wire transfer of immediately available funds to the bank account designated in writing by Buyer, which obligation shall be a joint and several obligation of Seller and the Principals (or at Buyer’s election, Buyer may withdraw such amount from the Escrow Funds).

(f) As soon as reasonably practicable after the Closing Date and in any event not later than 90 days thereafter, Buyer shall prepare and deliver to Seller a draft allocation of the Purchase Price among the Purchased Assets in accordance with fair market values, consistent with the principles set forth in Schedule 3.3(f) (the “Allocation Statement”). In the event that Seller does not object to the draft allocation proposed by Buyer within 30 days after the delivery of the Allocation Statement, Buyer and Seller shall use the Allocation Statement prepared and delivered by Buyer. In the event that Seller objects in good faith to the allocation proposed by Buyer, Seller shall so advise Buyer by delivery to Buyer of a notice (the “Objection Notice”) within 30 days after the delivery to Seller of the Allocation Statement. The Objection Notice shall set out an alternative allocation proposed by Seller. Seller and Buyer shall endeavour in good faith to resolve any disagreement within the later of: (i) 30 days of the delivery of the Objection Notice; and (ii) 30 days after the delivery of the Closing Statement. If Buyer and Seller are unable to resolve their disagreements within such time, each of Buyer and Seller shall use its own allocation. Except as may be required by Law, Buyer and Seller agree to report the allocation of the Purchase Price among the Purchased Assets in the preparation and filing of all Tax Returns in accordance with this Section 3.3(f).

(g) The amount of any payment pursuant to Section 3.3(e) shall be deemed an adjustment to the Purchase Price for all purposes hereunder, including for purposes of the final consideration payable hereunder, and shall be allocated in accordance with Section 3.3(f).

(h) The final determination of the Final Purchase Price pursuant to the provisions of this Section 3.3 shall be conclusive for purposes of the operation of the provisions hereof, but neither the provisions hereof nor the resolution of the final determination of the Final Purchase Price pursuant hereto shall affect any rights of Buyer to indemnification to the extent provided for under, and subject to the limitations contained in, Article IX, or preclude the Parties from treating any indemnification payments received by Buyer or Seller as adjustments to the Final Purchase Price for Tax, accounting or other purposes.

3.4 Escrow Agreement.

(a) At Closing, Buyer, Seller and the Escrow Agent shall enter into the Escrow Agreement in order to establish terms and conditions regarding the treatment of the Escrow Funds.

(b) The Parties agree that: (i) 50% of the Escrow Amount shall be released to Seller on the Tranche 1 Release Date; and (ii) 50% of the Escrow Amount shall be released to Seller on the Tranche 2 Release Date, in each case, in accordance with this Agreement and the Escrow Agreement; provided, that if there are any indemnification claims hereunder for Losses of the Buyer Indemnified Parties that are properly pending on either of the Tranche 1 Release Date or the Tranche 2 Release Date, as applicable, an amount equal to the amount of all such claims shall be withheld from the amount otherwise distributable on such date and shall be retained as Escrow Funds and shall not be released until such claims are finally resolved and satisfied or are otherwise released pursuant to a joint direction of Buyer and Seller. All fees and charges of the Escrow Agent and otherwise incurred under the Escrow Agreement shall be borne equally by Buyer and Seller. Buyer shall be entitled to offset against and collect from the Escrow Funds any amounts due and owing to Buyer, but unpaid, by Seller pursuant to Section 3.3(e), this Section 3.4, Section 8.11 or Article IX; provided, that such offset shall not relieve Seller from any obligation due under any of the foregoing Sections or Articles. Interest and investment returns (net of investment losses) accruing on the Escrow Amount shall accrue to the benefit of Seller and shall be paid to Seller annually on the anniversary date of the Closing. Seller shall include all such interest and investment income in computing its income for Tax purposes.

(c) The Escrow Funds shall be held in escrow and shall not be subject to any Encumbrance, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. Upon the final release of all of the Escrow Funds, the Escrow Agreement shall terminate.

3.5 GST, Sales and Transfer Taxes.

(a) In respect of the purchase and sale of the Purchased Assets under this Agreement, each Party shall pay directly to the appropriate Governmental Body all sales and transfer Taxes, registration charges and transfer fees payable by it (other than Taxes in respect of which election(s) shall be made in accordance with Section 3.5(b)), and, upon the reasonable request of a Party, the requested Party shall furnish proof of such payment.

(b) To the extent permitted under subsection 167(1) of Part IX of the Excise Tax Act (Canada) and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged tax, Buyer and Seller shall jointly elect that no tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement. Buyer and Seller shall make such election(s) in prescribed form containing prescribed information and Buyer shall file such election(s) in compliance with the requirements of the applicable legislation.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING EACH PRINCIPAL

Seller and each of the Principals hereby jointly and severally represent and warrant to Buyer as follows with respect to each Principal:

4.1 Organization and Authority. Such Principal has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Principal is a party and to perform such Principal’s obligations thereunder. Except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforceability of creditors’ rights generally and except to the extent enforcement of remedies may be limited by general equitable principles: (i) this Agreement constitutes a valid and legally binding obligation of such Principal, enforceable against such Principal in accordance with the terms of this Agreement; and (ii) upon the execution and delivery by such Principal of each Transaction Document to which such Principal is a party (other than this Agreement), such Transaction Document will constitute a valid and legally binding obligation of such Principal enforceable against such Principal in accordance with the terms of such Transaction Document.

4.2 Share Ownership.

(a) Such Principal owns of record and beneficially controls the Preferred Shares attributed to such Principal on Schedule 4.2. Such Principal has good and marketable title to such Principal’s Preferred Shares, free and clear of any Encumbrance or restriction on transfer. Such Principal is not a party to (a) any option, warrant, purchase right, right of first refusal, call, put or other contract that could require such Principal to sell, transfer or otherwise dispose of any of such Principal’s Preferred Shares; or (b) any voting trust, proxy or other contract relating to the voting of any of such Principal’s Preferred Shares. Such Principal is not the subject of any bankruptcy, reorganization or similar proceeding.

(b) Such Principal has the exclusive right to dispose of the Preferred Shares attributed to such Principal on Schedule 4.2 and such disposition will not violate, contravene, breach or offend against or result in any default under any contract, Order or Law to which such Principal is a party or subject or by which such Principal is bound or affected.

(c) The delivery to Buyer of the Preferred Shares attributed to such Principal on Schedule 4.2 will transfer good and marketable title to Buyer, free and clear of any Encumbrances.

4.3 No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which such Principal’s Preferred Shares are subject; or (b) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any contract to which such Principal’s Preferred Shares are subject. Such Principal is not required to notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

4.4 Litigation. There is no Proceeding pending or, to the Knowledge of such Principal, threatened or anticipated against such Principal relating to such Principal’s shares in the capital of Seller or affecting the Transactions.

4.5 No Brokers’ Fees. Such Principal has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which Buyer could be liable.

4.6 Subsidiaries. Except as set forth on Schedule 4.6, such Principal does not own, or have any interest in, directly or indirectly, any securities of any corporation or any other Person which carries on, in whole or in part, the Business or any business similar to or competitive with the Business.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller and each of the Principals hereby jointly and severally represent and warrant to Buyer as follows with respect to the Seller:

5.1 Organization, Qualification and Corporate Power. Schedule 5.1 sets forth Seller’s jurisdiction of incorporation, the other jurisdictions in which it is qualified to do business and its directors and officers. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Alberta. Seller is duly qualified to do business and is in good standing under the Laws of each jurisdiction where such qualification is required. Seller has full corporate power and authority to conduct the business in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. Seller has delivered to Buyer correct and complete copies of its Organizational Documents and is not in violation of any of its Organizational Documents. Seller has not, within the last five years, (i) used any trade names or assumed names other than the trade names or assumed names set forth on Schedule 5.1; or (ii) operated any business other than the Business.

5.2 Subsidiaries. Seller does not own, or have any interest in, directly or indirectly, any securities of any corporation or any other Person which carries on, in whole or in part, the Business or any business similar to or competitive with the Business.

5.3 Residence of Seller. Seller is not a non-resident of Canada for purposes of the Tax Act.

5.4 Authority. Seller has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of the Transaction Documents by Seller has been approved by the board of directors of Seller. Except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforceability of creditors’ rights generally and except to the extent enforcement of remedies may be limited by general equitable principles: (i) this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms of this Agreement; and (ii) upon the execution and delivery by Seller of each Transaction Document to which Seller is a party, such Transaction Document will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with the terms of such Transaction Document.

5.5 No Conflicts.

(a) Other than as set forth in Schedule 5.5(a), Seller is not a party to, bound or affected by or subject to any: (i) Contract; (ii) Organizational Document; or (iii) Laws or Permits, that would be violated, breached by, or under which default would occur or an Encumbrance would, or with notice or the passage of time would, be created, or in respect of which the obligations of Seller or Buyer will increase or the rights or entitlements of Seller or Buyer will decrease, as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement. Except for this Agreement or any other agreement to be entered into under the terms of this Agreement, there has been no sale, assignment, subletting, licensing or granting of any rights in or other disposition of or in respect of any of the Purchased Assets or any part thereof or any granting of any contract or right capable of becoming an agreement or option for the purchase, assignment, subletting, licensing or granting of any rights in or other disposition of any of the Purchased Assets or any part thereof.

(b) Other than as set forth in Schedule 5.5(b), Seller is not required to notify, make any filing with, or obtain any Consent of any Person in connection with the execution, delivery or performance of the Transaction Documents or the performance of the Transactions by Seller. Notwithstanding the generality of the foregoing, Seller makes no representation or warranty as to the requirement to make any filing or obtain any Consent as may be required in order to perform the Transactions pursuant to the terms of the Competition Act (Canada).

5.6 Capitalization.

(a) The authorized and issued share capital of Seller is as set forth in Schedule 5.6. Allen and Grant are the sole legal and beneficial owners of all of the issued and outstanding shares in the capital of Seller. No options, warrants or other rights to purchase shares or other securities in the capital of Seller and no securities or obligations convertible into or exchangeable for shares or other securities in the capital of Seller have been authorized or agreed to be issued or are outstanding.

(b) All of the Preferred Shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares. The Preferred Shares: (i) represent more than 10% of the issued share capital (having full voting rights in all circumstances) of Seller; and (ii) have a fair market value that is greater than 10% of the fair market value of all the issued shares in the capital of Seller. None of the Preferred Shares are subject to the terms of any unanimous shareholders’ agreement or other similar agreement. Other than as set in Schedule 5.6, there are no outstanding securities convertible or exchangeable into Preferred Shares or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require Seller to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem the Preferred Shares. Seller has not violated any securities Law in connection with the offer, sale or issuance of any Preferred Shares.

5.7 Financial Statements.

(a) Attached hereto as Schedule 5.7(a) are the Latest Balance Sheet and the Audited Financial Statements. The Latest Balance Sheet has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition, results of operations and cash flows of Seller as of the dates thereof and for the periods indicated therein; provided, however, that the Latest Balance Sheet is subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse to Seller) and lack notes (which, if presented, would not differ materially from the notes accompanying the financial statements of Seller as of February 28, 2014).

(b) The Audited Financial Statements: (i) have been prepared in accordance with GAAP with a reconciliation to U.S. GAAP, applied on a consistent basis throughout the periods covered thereby; (ii) have been audited in accordance with Generally Accepted Auditing Standards of the United States of America; and (iii) fairly present the financial condition, results of operations and cash flows of Seller as of the dates thereof and for the periods indicated therein. The results contained in the Audited Financial Statements are consistent with those in the Scheduled Financial Statements (other than changes resulting from the application of GAAP in the Scheduled Financial Statements and U.S. GAAP in the Audited Financial Statements).

(c) The Adjusted EBITDA for the Business for the fiscal year ended February 28, 2014 is C$2,794,235, as calculated in accordance with Exhibit G. Exhibit G does not contain any untrue or misleading statement or information and fairly represents the results of operations of the Business, subject to the adjustments set out therein.

(d) The Books and Records: (i) are complete and correct in all material respects and all transactions to which Seller is or has been a party are accurately reflected therein in all material respects on an accrual basis; (ii) reflect all discounts, returns, allowances, credits and volume bonuses granted or received by Seller with respect to the periods covered thereby; (iii) have been maintained in accordance with customary and sound business practices in Seller’s industry; (iv) form the basis for the Scheduled Financial Statements and the Audited Financial Statements; and (v) reflect in all material respects the assets, Liabilities, financial position, results of operations and cash flows of Seller on an accrual basis. Seller’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

(e) Seller maintains a system of internal accounting controls adequate to ensure that Seller does not maintain off-the-books accounts and that the assets of Seller are used only in accordance with the directives of Seller’s management. There are no events of Fraud, whether or not material, that involve management or other Employees who have a significant role in Seller’s financial reporting and relate to the Business.

(f) The amounts set forth on Schedule 5.7(f) accurately reflect all amounts necessary to discharge all Indebtedness of Seller outstanding immediately prior to the Closing.

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8, since the Latest Balance Sheet Date:

(a) Seller has not sold, leased, transferred or assigned any asset, tangible or intangible, other than the sale or transfer of Inventory or immaterial assets for fair consideration in the Ordinary Course of Business;

(b) Seller has not experienced any material damage, destruction or loss other than ordinary wear and tear (whether or not covered by insurance) to its property;

(c) Seller has not made any material change in the manner in which products or services of the Business are marketed (including any material change in prices), any material change in the manner in which the Business extends discounts or credits to customers or any material change in the manner or terms by which the Business deals with customers;

(d) Seller has not entered into any Contract (or series of reasonably related Contracts, each of which materially relates to the underlying transaction as a whole) involving more than $50,000 annually (other than purchase orders in the Ordinary Course of Business) or outside the Ordinary Course of Business;

(e) Seller has not accelerated, terminated, modified or cancelled any Contract or Permit (or series of reasonably related Contracts and Permits) involving more than $50,000 annually to which Seller is a party or by which it is bound, and Seller has not received notice that any other party to such a Contract or Permit (or series of reasonably related Contracts and Permits) has accelerated, terminated, modified or cancelled the same;

(f) Seller has not imposed any Encumbrances upon any of its assets, tangible or intangible;

(g) Seller has not (i) made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business; (ii) failed to make any scheduled capital expenditures or investments when due; or (iii) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $5,000;

(h) Seller has not delayed or postponed the payment of Accounts Payable and other Liabilities, accelerated the collection of Accounts Receivable, in either case, outside the Ordinary Course of Business, or altered any accounting method or practice;

(i) Seller has not issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $10,000 in the aggregate;

(j) Seller has not cancelled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $25,000;

(k) Seller has not issued, sold or otherwise disposed of any shares in its capital, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any shares in its capital or declared, set aside, made or paid any dividend or distribution with respect to shares in its capital (whether in cash or in kind) or redeemed, purchased or otherwise acquired any shares in its capital or amended any of its Organizational Documents;

(l) Seller has not (i) conducted the Business outside the Ordinary Course of Business; (ii) made any loan to, or entered into any other transaction with, any of its directors, officers or Employees on terms that would not have resulted from an arm’s-length transaction; (iii) entered into any employment Contract or modified the terms of any existing employment Contract; (iv) granted any increase in the compensation of any of its directors, officers or Employees (including any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment); or (v) adopted, amended, modified or terminated any Benefit Plan or other Contract for the benefit of any of its directors, officers or Employees;

(m) Seller has not made, rescinded or changed any Tax election, changed any Tax accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim, assessment or Liabilities, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(n) there has not been any Proceeding commenced nor, to Seller’s Knowledge, threatened or anticipated relating to or affecting Seller, the Business or any asset owned or used by Seller;

(o) there has not been any loss of any material customer, distribution channel, sales location or source of supply of Inventory, or the receipt of any notice that such a loss may be pending;

(p) Seller has not estimated or recorded any Contract Loss in any single instance of more than $10,000 or any Contract Losses in the aggregate of more than $25,000; and

(q) Seller has not agreed or committed to any of the foregoing.

5.9 No Undisclosed Liabilities. Seller has not incurred any Liabilities which continue to be outstanding and which will become Liabilities of Buyer as a consequence of the completion of the Transactions, whether by operation of Law or otherwise, except (a) as disclosed in the Scheduled Financial Statements, (b) as disclosed on Schedule 5.9 or (c) as incurred in the Ordinary Course of Business and which do not have a Material Adverse Effect.

5.10 Title to and Sufficiency of Assets.

(a) Seller has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances.

(b) The Purchased Assets, the Excluded Assets and the services provided pursuant to the Transition Services Agreement comprise all of the tangible and intangible properties, assets and interests in properties required for the continued conduct of the Business after the Closing in the same manner as conducted prior to the Closing.

(c) The transfer of the Purchased Assets will convey to Buyer good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of any Encumbrances except Permitted Encumbrances.

5.11 Personal Property; Condition of Assets. Schedule 5.11 lists by location all machinery and equipment, and all motor vehicles, fork-lift trucks and other rolling stock, owned or leased by Seller (collectively, “Personal Property”). The buildings, plants, structures, Personal Property and other tangible assets that are owned or leased by Seller (including the Purchased Assets) are structurally sound, free from material defects, and are in good operating condition and repair and are adequate to operate the Business in the Ordinary Course of Business consistent with past practice. None of such buildings, plants, structures, Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Personal Property or other tangible asset. All of the Personal Property (including the Purchased Assets) is located on the Leased Real Property (except for those in transit).

5.12 Accounts Receivable; Accounts Payable.

(a) Schedule 5.12 sets forth a list of all of the Accounts Receivable as of June 20, 2014. All Accounts Receivable represent valid obligations arising from products or services actually sold by Seller in the Ordinary Course of Business. The Accounts Receivable are current and collectible in accordance with their terms net of the respective reserves shown on the Latest Balance Sheet and the accounting records of Seller as of the Closing Date, respectively. The foregoing reserves are or will be adequate and calculated consistently with past practices. There is no contest, claim, or right to set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

(b) All Accounts Payable represent valid obligations arising from purchases or commitments made by Seller in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Payable are current and payable in accordance with their terms net of the respective reserves shown on the Latest Balance Sheet and the accounting records of Seller as of the Closing Date, respectively. There is no contest, claim, or right to set off, under any Contract with any obligee of an Accounts Payable relating to the amount or validity of such Accounts Payable.

5.13 Inventory. The Inventory consists of finished goods and is good and merchantable, of a quality and quantity useable and saleable for the needs of the Business in accordance with past practice, and fit for the purpose for which it was procured or manufactured. All Inventory not written off or otherwise reserved against has been valued at the lower of cost or market value. The quantities of each type of Inventory are not materially less than normal Inventory levels necessary to conduct the Business in the Ordinary Course of Business. All of the Inventory is located on the Leased Real Property, except for any Inventory in transit.

5.14 Intentionally Deleted.

5.15 Real Property.

(a) Seller does not directly or indirectly own, or have any rights to acquire, any real property.

(b) Schedule 5.15(b) lists all of the real property and interests therein leased, subleased or otherwise occupied or used by Seller (with all easements and other rights appurtenant to such property, the “Leased Real Property”). For each item of Leased Real Property, Schedule 5.15(b) also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which Seller holds a possessory interest in the Leased Real Property and all amendments, renewals, or extensions thereto (each, a “Lease”). The leasehold interest of Seller with respect to each item of Leased Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. Seller is not a sublessor of, nor has assigned any lease covering, any item of Leased Real Property. Leasing commissions or other brokerage fees due from or payable by Seller with respect to any Lease have been paid in full.

(c) The Leased Real Property constitutes all interests in real property currently occupied or used in connection with the Business. The Leased Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use or occupancy of the Leased Real Property; or (ii) with respect to each item of Leased Real Property, as set forth in the Lease relating to such item. To Seller’s Knowledge, all buildings, plants, structures and other improvements owned or used by Seller lie wholly within the boundaries of the Leased Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. To Seller’s Knowledge, the Leased Real Property complies with all Laws, including zoning requirements, and Seller has not received any notifications from any Governmental Body or insurance company recommending improvements to the Leased Real Property or any other actions relative to the Leased Real Property. Seller has delivered to Buyer a copy of each deed and other instrument (as recorded) by which Seller acquired any Leased Real Property and a copy of each title insurance policy, opinion, abstract, survey and appraisal relating to any Leased Real Property in its possession. Seller is not a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from Seller of any real estate interest not currently in possession of Seller.

5.16 Contracts.

(a) Schedule 5.16 lists the following Contracts to which Seller is a party or by which Seller is bound or to which any asset of Seller is subject or under which Seller has any rights or the performance of which is guaranteed by Seller (collectively, with the Leases, Licenses and Insurance Policies, the “Material Contracts”):

(i) each Contract (or series of related Contracts) that involves delivery or receipt of products for resale;

(ii) each Contract (or series of related Contracts), other than Contracts described in Section 5.16(a)(i), that involves delivery or receipt of products or services of an amount or value in excess of $25,000, that was not entered into in the Ordinary Course of Business or that involves expenditures or receipts in excess of $25,000 (in each case other than purchase orders entered into in the Ordinary Course of Business);

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year), including each Lease and License;

(iv) each licensing agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former Employee, consultant or contractor regarding the appropriation or the non-disclosure of any Intellectual Property;

(v) each collective bargaining agreement and other Contract to or with any labour union or other representative of a group of Employees;

(vi) each Contract relating to any franchise, management, royalty, joint venture, partnership, strategic alliance or sharing of profits, losses, costs or Liabilities with any other Person;

(vii) each Contract containing any covenant that purports to restrict the business activity of Seller, to limit the freedom of Seller to engage in any line of business or in any geographic area or to compete with any Person, and each Contract that contains any exclusivity, non-competition, non-solicitation or confidentiality provision;

(viii) other than commissions paid to certain Employees, each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney;

(x) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential, incidental or punitive damages;

(xi) each Contract (or series of related Contracts) for capital expenditures in excess of $25,000;

(xii) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the Ordinary Course of Business;

(xiii) each Contract for Indebtedness;

(xiv) [intentionally deleted];

(xv) each Contract with any Principal or any Related Party of a Principal to which the Seller is a party or otherwise has any rights, obligations or interests;

(xvi) each Contract not terminable without penalty on less than six months’ notice;

(xvii) each Contract relating to the acquisition or disposition of any business, or of shares, or other equity interest in, or all or a material portion of the assets of, any Person;

(xviii) each Contract which grants to any Person a preferential or other right to purchase or license any of Seller’s assets or properties;

(xix) each Government Contract; and

(xx) any commitment to enter into any of the foregoing.

(b) Seller has delivered to Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each other Material Contract. Each Material Contract, with respect to Seller, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing. Each Material Contract, with respect to the other parties to such Material Contract, to Seller’s Knowledge, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. Seller is not in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract. To Seller’s Knowledge, no other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under any Material Contract. To Seller’s Knowledge, no party to any Material Contract has repudiated any provision of any Material Contract.

(c) Except as set forth on Schedule 5.16(c), Seller is not currently a party to, has been a party to in the past three years or presently contemplates being a party to, any Government Contracts.

5.17 Intellectual Property.

(a) Seller owns or has the right to use all Intellectual Property necessary or prudent for the operation of the Business as presently conducted. Each item of Intellectual Property owned, licensed or used by Seller immediately prior to the Closing will be owned, licensed or available for use by Buyer on identical terms and conditions immediately following the Closing. Seller has taken all necessary and prudent action to maintain and protect each item of Intellectual Property that it owns or licenses. Each item of Intellectual Property owned or licensed by Seller is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.

(b) Seller: (i) has not violated, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any other Person; (ii) has not violated, materially breached or not complied with in any material respect any licenses or other agreements (including the terms of any “shrink-wrap,” “click-wrap” or any volume or enterprise license or other agreement) pursuant to which Seller has received the rights to any Intellectual Property of any other Person; and (iii) has not received any notice, offer to license or letter alleging or claiming any of the foregoing. To Seller’s Knowledge, no other Person has violated, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of Seller.

(c) Schedule 5.17(c) identifies each patent or registration (including copyright, trademark and service mark) that has been issued to Seller and which is active and in force or abandoned, lapsed, cancelled or expired with respect to any of its Intellectual Property, identifies each patent application or application for registration (whether pending, abandoned, lapsed, cancelled or expired) that Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission that Seller has granted to any other Person

(whether active and in force or terminated, cancelled or expired) with respect to any of its Intellectual Property. Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (or, if oral, written summaries thereof) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 5.17(c) also identifies each trade name or unregistered trademark or service mark owned by Seller, and each website owned by Seller. With respect to each item of Intellectual Property required to be identified in Schedule 5.17(c): (i) Seller possesses all right, title and interest in and to such item; (ii) such item is not subject to any Order; (iii) no Proceeding is pending or, to Seller’s Knowledge, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of such item; and (iv) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

(d) Schedule 5.17(d) identifies each material item of Intellectual Property that any Person other than Seller owns and that Seller uses pursuant to any license, agreement or permission of such Person (a “License”). With respect to each item of Intellectual Property required to be identified in Schedule 5.17(d): (i) to Seller’s Knowledge, such item is not subject to any Order; (ii) to Seller’s Knowledge, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) Seller has not granted any sublicense or similar right with respect to the License relating to such item.

(e) Seller has taken all commercially reasonable actions to maintain and protect all of the Intellectual Property so as not to adversely affect the validity or enforceability thereof.

5.18 Tax.

(a) No failure, if any, of Seller to duly and timely pay all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it will result in an Encumbrance on the Purchased Assets.

(b) There are no proceedings, investigations, audits or claims now pending or threatened against Seller in respect of any Taxes, and there are no matters under discussion, audit or appeal with any Governmental Body relating to Taxes, which will result in an Encumbrance on the Purchased Assets.

(c) Seller has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Body such Taxes and other amounts required by Law to be remitted by it.

(d) Seller has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Body any such amounts required by Law to be remitted by it.

(e) Seller will have no refundable dividend tax on hand (as defined under subsection 129(3) of the Tax Act) at the end of its taxation year in which the Preferred Share Redemption referred to in Schedule 8.17 will occur.

5.19 Legal Compliance.

(a) Seller is, and for the past five year period has been, in compliance in all material respects with all applicable Laws and Permits, if any. To Seller’s Knowledge, no Proceeding is pending, nor has been filed or commenced within the previous five years, against Seller alleging any failure to comply with any applicable Law or Permit. To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by Seller of any Law or Permit. Seller has not received any notice or other communication from any Person regarding any actual, alleged or potential violation by Seller of any Law or Permit or any cancellation, termination or failure to renew any Permit held by Seller. There are no outstanding decisions, Orders or settlements or pending settlements that place any obligation upon Seller to do or refrain from doing any act.

(b) Seller is and has been in compliance in all material respects with all applicable Canadian and other foreign export and import Laws, and there are no claims, complaints, charges, investigations or proceedings pending or, to Seller’s Knowledge, expected or threatened between Seller and any Governmental Body under any such Laws. Seller has at all times been in compliance in all material respects with all Laws relating to export control and trade embargoes. No product or service provided by Seller, without explicit approval from the applicable Governmental Body having jurisdiction over Seller and the Business, during the last five years has been, directly or indirectly, sold to or performed on behalf of any country against which such Governmental Body maintains economic sanctions or other embargo.

(c) Schedule 5.19 contains a complete and accurate list of each Permit held by Seller or that otherwise relates to the Business or any asset owned or leased by Seller and states whether each such Permit is transferable. Each such Permit held by Seller is valid and in full force and effect. Each such Permit is renewable for no more than a nominal fee and, to Seller’s Knowledge, there is no reason why each such Permit will not be renewed. The Permits listed on Schedule 5.19 constitute all of the Permits necessary to allow Seller to lawfully conduct and operate the Business as currently conducted and operated and to own and use its assets as currently owned and used.

(d) Seller has prepared and timely applied for all import and export Permits required in accordance with Canadian and other foreign export and import Laws for the conduct of the Business. Seller has made available to Buyer true and complete copies of issued and pending import and export Permits, and all documentation required by, and necessary to evidence compliance with, all Canadian and other foreign export and import Laws.

5.20 Litigation. There is no Proceeding, including appeals and applications for review, in progress, pending, or to Seller’s Knowledge, threatened against or relating to Seller which, if determined adversely to Seller, would: (a) have a Material Adverse Effect; (b) enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets as contemplated by this Agreement; or (c) delay, restrict or prevent Seller from fulfilling any of its obligations set out in this Agreement or arising from this Agreement, and to Seller’s Knowledge, there is no existing ground on which any Proceeding might be commenced with any reasonable likelihood of success. There is no judgment, decree, injunction, rule or Order of any Governmental Body or arbitrator outstanding against Seller. Seller has not undergone during the last five years, and is not currently undergoing any audit, review, inspection, investigation, survey or examination of records by a Governmental Body with respect to the Business.

5.21 Product and Service Warranties. Each product sold, leased or delivered and each service provided by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties. Seller has not had any Liability (and, to Seller’s Knowledge, there is no basis for any present or future Proceeding against Seller that could give rise to any Liability) for replacement or repair of any such product or service or other damages in connection therewith, subject only to any reserve for warranty claims set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time in accordance with the past custom and practice of Seller. No product sold or delivered or any service provided by Seller is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale or lease. Attached hereto as Schedule 5.21 are copies of the standard terms and conditions of sale or lease for Seller that relate to the Business (containing applicable guaranty, warranty and indemnity provisions). No product sold or delivered by Seller is subject to any guaranty, warranty or other indemnity by Seller or any Principal beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 5.21. Seller has not engaged in any unfair or deceptive acts or practices related to the marketing, sale, delivery or provision of its products or services.

5.22 Environmental. Seller and each of its predecessors have complied and is in compliance with all Environmental Laws. Seller has obtained and complied with, and is in compliance with, all Permits that are required pursuant to any Environmental Law for the occupation of its facilities and the operation of the Business. Seller has not received a written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law. None of the following exists at any property or facility currently owned or operated by Seller and none of the following existed at any property or facility previously owned or operated by Seller or any of its predecessors at or before the time Seller or any of its predecessors ceased to own or operate such property or facility: (a) underground storage tanks; (b) asbestos-containing material in any form or condition; (c) materials or equipment containing polychlorinated biphenyls; or (d) landfills, surface impoundments or disposal areas. Neither Seller nor any of its predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and to Seller’s Knowledge, no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law. Neither this Agreement nor the Transactions will result in any Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any Environmental Laws. Seller has not, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law. No facts, events or conditions relating to the past or present facilities, properties or operations of Seller will prevent, hinder or limit continued compliance with any Environmental Law, give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law, or give rise to any other Liabilities pursuant to any Environmental Law, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

5.23 Employees.

(a) Schedule 5.23(a) contains a complete list of all Employees specifying their location, hiring date, title, job description, salary or hourly rate of pay, benefits, bonuses and commission structure, vacation entitlement, the existence or not of a written contract, whether or not such Employee is absent for any reason such as lay-off, leave of absence or workers compensation and, if so, the last date of active employment, the reason for the absence and the expected date of return.

(b) Current and complete copies of all written employment contracts between Seller and the Employees have been delivered or made available to Buyer and all such Contracts are terminable on the giving of reasonable notice in accordance with applicable Law. None of the Employees are entitled to cash, benefits or any other compensation or contingent rights upon Closing.

(c) Seller has not engaged any contractors or subcontractors in connection with the Business.

(d) All current assessments under workers’ compensation legislation in relation to the Business and all of its Employees, contractors and subcontractors have been paid or accrued by Seller. The Business has not been nor is subject to any additional or penalty assessment under workers’ compensation legislation that has not been paid or has been given notice of any audit. Moreover, there are no pending nor, to Seller’s Knowledge, potential assessments, experience rating changes or Liability that could adversely affect Seller’s premium payments or accident cost experience or result in any additional payments by Seller in connection with the Business.

(e) Seller has made available to Buyer for review all inspection reports, workplace audits or written equivalent, made under any occupational health and safety legislation that relate to the Business. There are no outstanding inspection Orders or written equivalent made under any occupational health and safety legislation that relate to the Business. There have been no fatal or critical accidents with respect to the Business in the last three years.

(f) Seller is not a party to or bound by any collective bargaining agreement and no union has bargaining rights in respect of the Business, any Employees of the Business or any Persons providing on-site services in respect of the Business. There are no threatened or apparent union organizing activities involving the Business, any Employees or any Persons providing on-site services in respect of the Business.

(g) There are no outstanding or, to Seller’s Knowledge, threatened unfair labour practices, complaints or applications relating to any union, including any proceedings which could result in certification of a union as a bargaining agent for any Employees or any Persons providing on-site services in respect of the Business, and there have not been any such proceedings within the last five years.

(h) The Business has been and is being operated in full compliance with all Laws relating to employees, including employment standards, occupational health and safety, workers’ compensation, human rights, labour relations and pay equity.

5.24 Employee Benefits.

(a) Schedule 5.24(a) lists each of the Benefit Plans.

(b) Each Benefit Plan (and each related trust, insurance contract, or fund) is, and has been, established, registered, amended, funded, administered, and invested in compliance with the terms of such Benefit Plan (including the terms of any documents in respect of such Benefit Plan) and applicable Laws.

(c) Except as disclosed in Schedule 5.24(c), Seller does not maintain or contribute to, any Pension Plan. None of the Benefit Plans is a Defined Benefit Plan.

(d) All employer and employee payments, contributions, premiums or other payments required to be remitted, paid to or in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Laws.

(e) Seller does not have a plan, intention or understanding and has not made a promise or commitment, whether legally binding or not, to (i) improve or change the benefits provided under any Benefit Plan; or (ii) create any additional benefit plans which would be considered to be Benefit Plans once created.

(f) All data necessary to administer each Benefit Plan is in the possession of Seller or its agents and is in a form which is sufficient for the proper administration of the Benefit Plan in accordance with its terms and all applicable Laws and such data is complete and correct.

(g) Current and complete copies of all written Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Benefit Plans which have been provided to Persons entitled to benefits under the Benefit Plans have been delivered or made available to Buyer together with copies of all material documents relating to the Benefit Plans.

(h) Seller does not contribute to, and has not been required to contribute to, any Multi-Employer Plan. None of the Benefit Plans provide benefits beyond retirement or other termination of service to Employees or former employees of Seller or to the beneficiaries or dependents of such employees.

5.25 Customers and Suppliers. With respect to each of the three fiscal years most recently completed prior to the date hereof, Schedule 5.25 lists (a) the ten largest (by dollar volume) customers of Seller during each such period (showing the dollar volume for each) (the “Material Customers”), and (b) the ten largest (by dollar volume) suppliers of Seller during each such period (showing the dollar volume for each) (the “Material Suppliers”). Since the Latest Balance Sheet Date, no Material Customer or Material Supplier has notified Seller of a likely decrease in the volume of purchases from or sales to Seller, or a decrease in the price that any such Material Customer is willing to pay for products or services of Seller, or an increase in the price that any such Material Supplier will charge for products or services sold to Seller, or of the bankruptcy or liquidation of any such Material Customer or Material Supplier, as applicable. Since the Latest Balance Sheet Date: (a) none of the Material Customers or the Material Suppliers has cancelled, terminated or changed in any material respect its relationship with the Business or the terms thereof, or threatened or provided notice of its intent to do so; and (b) none of the Material Customers or the Material Suppliers has decreased or limited materially or threatened to decrease or limit materially its purchases from, or sales to, the Business.

5.26 Related Party Transactions. Except as set forth in Schedule 5.26, for the past five years, no shareholder, officer, director or employee of Seller or any Related Party of any of the foregoing has (a) owned any interest in any asset used in the Business; (b) been involved in any business or transaction with Seller; or (c) engaged in competition with Seller. Except as set forth in Schedule 5.26, no shareholder, officer, director or employee of Seller or any Related Party of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, Seller; or (ii) has any Indebtedness owing to Seller. Except as set forth in Schedule 5.26, Seller (A) has no claim or right against any shareholder, officer, director or employee of Seller or any Related Party of any of the foregoing; and (B) has no Indebtedness owing to any shareholder, officer, director or employee of Seller or any Related Party of the foregoing (such matters set forth on Schedule 5.26 or otherwise described in this Section 5.26 are collectively referred to herein as the “Related Party Transactions”).

5.27 Indebtedness and Guaranties. Except as specifically described in Schedule 5.27, Seller does not have any Indebtedness outstanding. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of Seller have been furnished to Buyer. Seller is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

5.28 No Retail-Sales or Fueling. Seller has not engaged in or operated any retail sales business, including the retail sale of tires, tire parts, tire accessories and related equipment and the performance of related services for end consumers. Seller has not stored any oil, petroleum or other Hazardous Substance on any Leased Real Property except in compliance with applicable Law. Seller has not engaged in fueling, refueling or vehicle maintenance operations involving the use of Hazardous Substances on any Leased Real Property.

5.29 Insurance. Seller is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

5.30 No Acceleration of Rights and Benefits. Except for (a) customary professional fees incurred by Seller in connection with the Transactions; and (b) any severance, change in control, stay pay, bonus or other similar payments to any Employees or former employees, officers, directors or managers of Seller or any of its Affiliates arising as a result of the Transactions, together, without duplication, with any Taxes payable as a result of such payments (collectively, the “Transaction Payments”), all as set forth in Schedule 5.30, Seller has not made, nor is Seller obligated to make, any payment to any Person in connection with the Transactions. Except as set forth in Schedule 5.30, no rights or benefits of any Person have been (or will be) accelerated, increased or modified and no Person has the right to receive any payment or remedy (including rescission or liquidated damages), in each case as a result of the consummation of the Transactions. Seller is not a party to any Contract which, by its terms, will require Buyer or any of its Affiliates to support any obligations under such Contract with a letter of credit or other collateral as a result of the consummation of the Transactions.

5.31 Capital Expenditures. Attached hereto as Schedule 5.31 are (a) a list of the capital expenditures of Seller in excess of $100,000 for Seller’s three prior fiscal years and the current fiscal year through the Latest Balance Sheet Date; and (b) the budget for capital expenditures of Seller for its current fiscal year and the following fiscal year. There are no capital expenditures that Seller currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or for the continued operation of the Business following Closing in the manner currently conducted by Seller. Seller has not foregone or otherwise materially altered any planned capital expenditure in contemplation of this Agreement, the consummation of the Transactions or any other sale or disposition of the Business.

5.32 Franchise Matters. Seller: (a) has not offered, sold or granted franchises of any type, or engaged in any action, conduct, operation or practice which constitutes, or reasonably could be construed as constituting or giving rise to, a franchise business or system, including pursuant to which Seller offers, sells or grants rights to third parties to establish, develop and/or operate businesses that, among other things, distribute, sell and/or service tires, tire parts, tire accessories and related equipment and perform related services under or associated with any mark owned, licensed or approved by Seller, and exercising control or offering assistance in the method of operation, including building design, furnishings, locations, business organization, marketing or business techniques, methods, procedures, sales promotion programs or training; (b) has not filed any application seeking registration, exemption, and/or approval to do any of the foregoing; and (c) is not currently nor has ever been a party to any Contract which relates to or constitutes a “franchise” or “business opportunity” as defined under any federal, provincial, state, territorial, local or foreign constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Governmental Body that governs, regulates or otherwise affects the offer or sale of franchises.

5.33 Ethical Practices. Neither Seller nor any of its directors, officers and Employees has, and to Seller’s Knowledge, no joint venture partner of Seller or any other party acting on behalf of Seller has, offered money or given anything of value to: (a) any official of a Governmental Body, any political party or official thereof, or any candidate for political office; (b) any customer or member of any Governmental Body; or (c) any other Person, while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of a Governmental Body or candidate for political office for the purpose of the following: (i) illegally influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (ii) inducing such Person to use his, her or its influence with any Governmental Body to affect or influence any act or decision of such government or instrumentality to assist Seller in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment or thing of value would constitute a bribe, kickback or illegal or improper payment or gift to assist Seller in obtaining or retaining business for, or with, or directing business to, any Person.

5.34 No Brokers’ Fees. Seller has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

5.35 Goods and Services Tax and Harmonized Sales Tax Registration. Seller is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and its registration number is: R865753404RT0001.

5.36 Disclosure. No representation or warranty contained in this Article V and no statement in any Schedule related hereto contains any untrue statement of material fact or omits to state any material fact necessary to make such statements, in light of the circumstances under which they were made, not misleading. To Seller’s Knowledge, there is no impending change in the Business or in Seller’s competitors, relations with Employees, suppliers or customers, or in any Laws affecting the Business that (a) has not been disclosed in the Schedules to the representations and warranties in this Article V; or (b) has resulted in or is reasonably likely to result in any breach of any representation or warranty or in any Material Adverse Effect.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to Seller as follows:

6.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Canada. Buyer has full corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution and delivery by Buyer of each Transaction Document to which Buyer is a party and the performance by Buyer of the Transactions have been duly approved by all requisite corporate action of Buyer. Except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws from time to time in effect affecting the enforceability of creditors’ rights generally and except to the extent enforcement of remedies may be limited by general equitable principles (i) this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms of this Agreement; and (ii) upon the execution and delivery by Buyer of each Transaction Documents to which Buyer is a party, such Transaction Document will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Transaction Document.

6.2 No Conflicts. Buyer is not a party to, bound or affected by or subject to any: (a) indenture, mortgage, lease, agreement, obligation or instrument; (b) charter or by-law provision; or (c) Laws, that would be violated, breached by or under which any default would occur or an Encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any of the Transaction Documents to which Buyer is a party.

6.3 Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened or anticipated against Buyer relating to or affecting the Transactions.

6.4 No Brokers’ Fees. Buyer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which Seller could be liable.

6.5 Investment Canada. Buyer is a WTO investor within the meaning of the Investment Canada Act (Canada).

6.6 Goods and Services Tax and Harmonized Sales Tax Registration. Buyer is duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and its registration number is: 105403646RT0001.

ARTICLE VII.

CLOSING CONDITIONS

7.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the Transactions at the Closing is subject to the satisfaction, or written waiver by Buyer, of each of the following conditions:

(a) (i) all of the representations and warranties of Seller and each Principal in this Agreement must be true and correct in all material respects (except to the extent any such representations or warranties are qualified by materiality, in which case such representations or warranties shall be true and correct in all respects); and (ii) Seller and each Principal must have performed and complied with all of their respective covenants and obligations under this Agreement to be performed by them prior to or at the Closing.

(b) on or before the Closing, Seller shall have delivered the following to Buyer, in form and substance satisfactory to Buyer, acting reasonably:

(i) the Escrow Agreement, executed by Seller;

(ii) the Non-Competition Agreements, executed by Seller and each Principal;

(iii) the Employment Agreement, executed by Allen;

(iv) the Transition Services Agreement, executed by Seller;

(v) the Lease Agreement, executed by 1470242 Alberta Ltd.;

(vi) Audited Financial Statements, prepared in accordance with GAAP with a reconciliation to U.S. GAAP, applied on a consistent basis throughout the periods covered thereby and audited in accordance with Generally Accepted Auditing Standards of the United States of America;

(vii) an opinion from Seller’s counsel, Field Law LLP, in the form attached hereto as Exhibit I, addressed to Buyer and its counsel for which such counsel may rely on a certificate of Seller as to factual matters;

(viii) a valid and current Purchase or Clearance Certificate or the written equivalent from the Workers’ Compensation Board in respect of the Business that confirms all of its workers’ compensation accounts are in good standing as of the Closing Date;

(ix) all bills of sale, assignments, instruments of transfer, deeds, assurances, consents and other documents as shall be necessary or desirable to effectively transfer to Buyer the Purchased Assets and Assumed Liabilities, in each case, executed by Seller;

(x) actual possession of the Purchased Assets, free and clear of all Encumbrances;

(xi) a certificate of an officer of Seller, in form and substance reasonably satisfactory to Buyer, certifying, in such officer’s capacity as an officer of Seller, and not in his or her personal capacity, that: (A) attached thereto is a true, correct and complete copy of: (1) the Organizational Documents of Seller; (2) to the extent applicable, resolutions duly adopted by the board of directors and shareholders of Seller authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents; and (3) a certificate of status or good standing as of a recent date for Seller from its jurisdiction of organization, and from each jurisdiction in which it is qualified to conduct business; (B) the resolutions referenced in subsection (A)(2) are in full force and effect as of the Closing Date; and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect the existence or good standing of Seller;

(xii) written evidence, satisfactory to Buyer, that Seller and the Principals have made all filings required by Law to be made by them in order to perform the Transactions contemplated to be performed on or before the Closing Date; and

(xiii) such other documents as Buyer may reasonably request for the purpose of (A) evidencing the accuracy of Seller’s and/or each Principal’s representations and warranties hereunder; (B) evidencing Seller’s and/or each Principal’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by Seller and/or the Principals hereunder; (C) evidencing the satisfaction of any condition referred to in this Section 7.1; or (D) otherwise facilitating the performance of the Transactions.

(c) the Pre-Closing Transactions shall been completed in a manner that is satisfactory to Buyer, acting reasonably;

(d) Seller shall have (i) caused all Encumbrances on the Purchased Assets (other than Permitted Encumbrances) to be fully and irrevocably satisfied, removed, released and discharged in all respects; and (ii) except with respect to Permitted Encumbrances, duly filed and recorded, or caused to have been duly filed and recorded, such financing change statements or other evidences of the satisfaction, removal and discharge thereof all in form and substance reasonably satisfactory to Buyer;

(e) each Consent listed in Schedule 5.5(b) must have been obtained, delivered to Buyer, be in full force and effect and in a form approved by Buyer;

(f) there must not be any Proceeding pending or threatened against Seller or any of its Affiliates or any of the Principals that (i) challenges or seeks damages or other relief in connection with the Transactions; or (ii) may have the effect of preventing, delaying, making illegal or interfering with the Transactions;

(g) the performance of the Transactions must not, directly or indirectly, with or without notice or lapse of time, violate any Law; and

(h) no damage or destruction or other change shall have occurred with respect to any of the Leased Real Property or any portion thereof that would materially impair the operation of the Business as currently conducted.

7.2 Conditions to Seller’s Obligations. Seller’s obligation to consummate the Transactions at the Closing is subject to satisfaction, or written waiver by Seller, of each of the following conditions:

(a) (i) all of the representations and warranties of Buyer in this Agreement must be true and correct in all material respects (except to the extent any such representations or warranties are qualified by materiality, in which case such representations or warranties shall be true and correct in all respects); and (ii) Buyer must have performed and complied with all of its covenants and obligations under this Agreement to be performed by it prior to or at the Closing.

(b) on or before the Closing, Buyer shall have delivered the following to Seller, in form and substance satisfactory to Seller, acting reasonably:

(i) the Escrow Agreement, executed by Buyer and the Escrow Agent;

(ii) the Non-Competition Agreements, executed by Buyer;

(iii) the Employment Agreement, executed by Buyer;

(iv) the Transition Services Agreement, executed by Buyer;

(v) the Lease Agreement, executed by Buyer;

(vi) the Asset Purchase Note, executed by Buyer;

(vii) a wire transfer of US$16,364,935, being an amount equal to the Purchase Price less (i) the aggregate value of the Assumed Liabilities; (ii) the Escrow Amount; and (iii) the principal amount of the Asset Purchase Note;

(viii) confirmation that a wire transfer equal to the Escrow Amount has been made to the Escrow Agent; and

(ix) such other documents as Seller may reasonably request for the purpose of (A) evidencing the accuracy of Buyer’s representations and warranties hereunder; (B) evidencing Buyer’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by Buyer hereunder; (C) evidencing the satisfaction of any condition referred to in this Section 7.2, or (D) otherwise facilitating the performance of the Transactions.

ARTICLE VIII.

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

8.1 Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) the Transactions; or (b) any fact, situation,

circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring on or prior to the Closing Date and involving the Business, upon the request of such Party each of such other Parties shall reasonably cooperate with the requesting Party and its counsel (at the expense of the requesting Party) in the evaluation, pursuit, contest or defense of such Proceeding, make reasonably available its personnel, books and records to the requesting Party during normal business hours upon reasonable advance notice, as may be necessary in connection therewith. The requesting Party shall reimburse each of such other Parties for their out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification under Article IX).

8.2 Transition. Seller and the Principals shall not, and shall cause their Affiliates and Representatives not to, take any action that is designed or intended to have the effect of discouraging any lessor, lessee, Employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of Seller from maintaining the same relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller and the Principals shall refer all inquiries relating to the Business to Buyer from and after the Closing.

8.3 Consents. To the extent that any Consent set forth on Schedule 5.5(b) is not obtained on or before Closing, Seller shall solicit such Consent, subject to Buyer’s prior approval of the form and substance of such Consent. Seller shall use its best efforts (at Seller’s expense), and Buyer shall cooperate in all reasonable respects with Seller, to obtain all such Consents; provided, however, that such cooperation shall not include any requirement for Buyer to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit.

8.4 Actions to Satisfy Closing Covenants. Each Party shall take all such actions as are within its power to control, and use reasonable commercial efforts to cause other actions to be taken which are not within its power to control so as to ensure compliance with each of the covenants set forth in this Article VIII which are for the benefit of the other Parties, provided that Buyer shall not be required to dispose of or make any change to its business or the business of any of its Affiliates or expend any material amounts or incur any other obligation in order to comply with this Section 8.4.

8.5 Assumption of Obligations. At the Closing Time and conditional upon Closing, Buyer agrees to pay and be responsible for the Liabilities of Seller under the Contracts to the extent such Liabilities: (i) are not Non-Operating Related Party Assets and Liabilities; and (ii) arise out of events or circumstances that occur after the Closing Time or are to be performed after the Closing Time.

8.6 Confidentiality, Press Releases and Public Announcements.

(a) Seller shall, and shall cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and shall not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of Buyer, except in connection with this Agreement or with the prior written consent of Buyer. The covenants in this Section 8.6 shall not apply to Confidential Information that: (i) is or becomes available to the general public through no breach of this Agreement by Seller or any of its Affiliates or Representatives or, to their Knowledge, breach by any other

Person of a duty of confidentiality to Buyer; or (ii) Seller is required to disclose by applicable Law; provided, however, that Seller shall notify Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with Buyer to limit the scope of such disclosure. At any time that Buyer may request, Seller shall, and shall cause its Affiliates and Representatives to, turn over or return to Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their possession or control.

(b) No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case such Party shall use commercially reasonable efforts to advise the other Party prior to making such disclosure). Seller and Buyer shall consult with each other concerning the means by which any Employee, customer or supplier of Seller or any other Person having any business relationship with Seller will be informed of the Transactions, and Buyer shall have the right to be present for any such communication.

8.7 Access to Information. Seller shall cooperate with and take commercially reasonable steps to, and will use commercially reasonable efforts to cause its Representatives to, assist (in good faith) Buyer in connection with the preparation of any financial statements, and any governmental or regulatory filings of Buyer after Closing.

8.8 Unaudited Financial Statements. As soon as reasonably practicable after the Closing Date and in any event not later than 20 days thereafter, Seller shall prepare and deliver to Buyer, at Buyer’s sole cost and expense, (i) the unaudited balance sheet of Seller as of June 30, 2014, (ii) statements of income, changes in shareholders’ equity and cash flow for the period from January 1, 2014 to June 30, 2014 and (iii) monthly statements of income for each month from January 2014 to June 2014 inclusive (the “Post-Closing Unaudited Financial Statements”). The Post-Closing Unaudited Financial Statements shall be prepared in accordance with GAAP, applied on a basis consistent with the unaudited balance sheet of Seller as of May 31, 2014, and the statements of income, changes in shareholders’ equity and cash flow for the period ended May 31, 2014, and shall present fairly the financial condition, results of operations and cash flows of Seller as of the dates thereof and for the periods indicated therein; provided, however, that the Pre-Closing Unaudited Financial Statements may be subject to normal, recurring year-end adjustments and may lack notes. Additionally, Seller shall provide, at Buyer’s sole cost and expense, such other assistance as Buyer may reasonably require in connection with: (i) any future financing activities of Buyer or any of its Affiliates; or (ii) any proposed sale or public offering of American Tire Distributors, Inc. and/or its Affiliates, including the Buyer.

8.9 Change Seller’s Name. Forthwith following the completion of the purchase and sale of the Purchased Assets under this Agreement, Seller shall discontinue use of the name “Trail Tire”, except where legally required to identify Seller until its name has been changed to another name. Seller shall deliver at Closing articles of amendment to change the corporate name of Seller to another name not including the words “Trail Tire” and otherwise not confusingly similar to its present name. Seller shall file such articles of amendment with the applicable Governmental Body immediately following Closing. Promptly following Closing, Seller shall cancel its registration of the trade names “RTD Tire Distributors (Edmonton)” (registration number TN17356171) and “RTD Tire Distributors (Calgary)” (registration number TN17407560).

8.10 Accounts Receivable. Seller hereby: (i) irrevocably authorizes Buyer after the Closing to endorse, without recourse, the name of Seller on any cheque or any other evidence of indebtedness received by Buyer on account of any of the Purchased Assets or the Business; and (ii) irrevocably constitutes and appoints Buyer, from time to time, as the true and lawful attorney for Seller with full power of substitution in the name of and on behalf of Seller, in accordance with applicable Law, with no restriction or limitation in that regard, to endorse, without recourse, the name of Buyer on any cheque or any other evidence of indebtedness received by Buyer on account of any of the Purchased Assets or the Business. After the Closing, Seller will, and the Principals will cause Seller to, promptly remit to Buyer any payment relating to the Business or the Purchased Assets (including payments for Accounts Receivable) that Seller receives. After the Closing, Buyer will promptly remit to Seller any payment relating to the Excluded Assets that Buyer receives.

8.11 Closing Accounts Receivables. In the event that any portion of the Accounts Receivables existing at the Closing Date (the “Closing Accounts Receivable”) and assigned to the Buyer have not been collected on the date that is 120 days following the Closing Date (such portion, the “Unpaid Accounts Receivable Amount”), then Seller shall promptly pay to Buyer the Unpaid Accounts Receivable Amount, in immediately available funds, which obligation shall be a joint and several obligation of Seller and the Principals (or at Buyer’s election, Buyer may withdraw such amount from the Escrow Funds), at which point Buyer will re-assign such Closing Accounts Receivable to Seller. If Buyer collects any payment in cash with respect to any of the Unpaid Accounts Receivable Amount paid to Buyer by Seller pursuant to the immediately preceding sentence following the date of such payment, then Buyer shall at its election, pay the amount so collected to Seller or deposit such amount in the Escrow Funds from which it was withdrawn. Without limiting Buyer’s rights and remedies under this Section 8.11, if: (a) Buyer collects any amount from a customer after the Closing Date with respect to an Account Receivable from such customer; and (b) there are Closing Accounts Receivable from such customer to Buyer that have not been satisfied in full, then Buyer shall apply the amount collected to reduce the oldest account receivable from such customer that has not been satisfied in full and that is not in genuine dispute. Any payments made by Seller or Buyer pursuant to this Section 8.11 shall be adjustments to the Final Purchase Price.

8.12 Income Tax Election. In accordance with the requirements of the Tax Act, the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, Buyer and Seller shall make and file, in a timely manner, a joint election(s) to have the rules in subsection 20(24) of the Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply to the obligations of Buyer in respect of undertakings which arise from the operation of the Business and to which paragraph 12(1)(a) of the Tax Act applies. Buyer and Seller acknowledge that Seller is transferring assets to Buyer which have a value equal to the elected amount as consideration for the assumption by Buyer of such obligations of Seller.

8.13 Employees.

(a) At any time on or before the end of the Transition Period, Buyer shall be entitled, at Buyer’s sole and absolute discretion, to offer employment to any or all of the Employees on such terms and conditions as Buyer may determine in its sole discretion. Seller shall exercise reasonable efforts to persuade such Employees to accept such offers of employment.

(b) Buyer shall be solely responsible for all Employee Severance Costs in respect of any Employee who is given written notice of termination effective any time within 10 days following the end of the Transition Period, and shall pay such amounts to Seller upon presentation of evidence of the incurrence of such Employee Severance Costs; provided, however, that Seller shall not, without obtaining Buyer’s prior written consent, (i) offer, either in writing or orally, any Employee Severance Costs to any Employee; or (ii) enter into any settlement with an Employee pertaining to any Employee Severance Costs. For greater certainty, Seller shall obtain Buyer’s prior written agreement regarding (x) the amount of the Employee Severance Costs to be offered to any of the Employees; and (y) the manner of payment and terms and conditions relating to the payment of any Employee Severance Costs.

8.14 Employee Benefits.

(a) At any time on or before the end of the Transition Period, Buyer shall establish or otherwise provide benefit plans (the “Buyer Benefit Plans”) to provide non-pension benefits to the Transferred Employees in respect of the period after which they became employees of Buyer. For greater certainty, nothing in this Agreement shall limit the right of Buyer to amend or terminate in whole or in part any Buyer Benefit Plans, nor shall anything in this Agreement require any Buyer Benefit Plan to replicate any Benefit Plan or any particular benefit provided under a Benefit Plan.

(b) Upon becoming an employee of Buyer, each Transferred Employee shall cease to participate in and accrue benefits under the Benefit Plans, and shall commence participation in the Buyer Benefit Plans upon becoming an employee of Buyer, subject to and in accordance with, the terms of the applicable Buyer Benefit Plans.

(c) Seller shall be responsible, in accordance with the terms of the applicable Benefit Plan, for any and all claims Incurred by the Employees (and their eligible spouses, beneficiaries and dependants) prior to the time in which such Employees become employees of Buyer. Buyer shall be responsible, in accordance with the terms of the applicable Buyer Benefit Plan, for any and all claims Incurred by the Transferred Employees (and their eligible spouses, beneficiaries and dependants) after such time in which the Transferred Employees become employees of Buyer.

(d) Subject to applicable Law, Seller shall provide to Buyer, as soon as practicable after such time as an Employee becomes a Transferred Employee, such data, records, documentation and information relating to such Transferred Employee and his or her participating in the Benefit Plans as Buyer may request, provided such data, records, documentation or information is reasonably required for the administration of Buyer Benefit Plans.

8.15 Section 56.4 Agreement. The Parties agree that no portion of the Purchase Price shall be allocated to the Non-Competition Agreements. The Parties further agree that the Non-Competition Agreements can reasonably be regarded to have been granted to maintain or preserve the fair market value of the Purchased Assets. Therefore, the Parties intend that subsections 56.4(5) and 56.4(7) of the Tax Act and the equivalent provisions of any provincial legislation apply to this Agreement and the Non-Competition Agreements. The Parties further agree that Buyer and Seller shall execute and file in prescribed form and on a timely basis any election required to ensure that subsections 56.4(5) and 56.4(7) of the Tax Act and the equivalent provisions of any provincial legislation apply in respect of this Agreement and the Non-Competition Agreements.

8.16 Seller’s Future Actions. After the Closing, Seller and the Principals shall not, directly or indirectly, take any action which may adversely affect Buyer’s ownership of, or the validity or enforceability of, the Preferred Shares or the Purchased Assets.

8.17 Other Post-Closing Actions. Following the Closing Time, the Principals will take or cause to be taken, as applicable, all actions and steps necessary or desirable to implement the Post-Closing Transactions on a basis consistent with that set out in Schedule 8.17, including the sequencing of actions and events set forth therein. Buyer will cooperate with the Principals to the extent reasonably required of Buyer in order to effect the Post-Closing Transactions in accordance with this Agreement.

ARTICLE IX.

INDEMNIFICATION

9.1 Indemnification by Seller and Principals. After the Closing and subject to the terms and conditions of this Article IX, Seller and each Principal shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates and each of their respective officers, managers, employees, members, directors, partners, shareholders, successors, heirs, assigns and agents (collectively, the “Buyer Indemnified Parties”) from, and pay and reimburse the Buyer Indemnified Parties for, all Losses, directly or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by:

(a) any non-fulfilment or breach of any covenant or agreement on the part of Seller or any of the Principals contained in this Agreement or in any certificate or other document furnished by or on behalf of Seller or any of the Principals pursuant to this Agreement;

(b) any misrepresentation or any incorrectness in or breach of any representation or warranty of Seller or any of the Principals contained in this Agreement;

(c) any claim by any Person claiming through or on behalf of Seller or any of the Principals arising out of or relating to any act or omission by Buyer or any other Person in reliance upon instructions from or notices given by Seller or any of the Principals;

(d) warranty obligations to third parties with respect to any products sold or services provided by Seller prior to the Closing Date;

(e) any Liabilities of Seller not forming part of the Assumed Liabilities; and

(f) the failure to obtain any necessary Consents for any Restricted Rights referred to in Section 2.5, including any Losses relating to any resultant termination of any such Restricted Rights or any increase of obligations or decrease of rights or entitlements of Buyer.

For purposes of this Article IX, in determining whether Seller or any of the Principals have breached any representation or warranty made by Seller or such Principal in this Agreement, the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect”, dollar thresholds and similar qualifications shall be disregarded and given no effect.

9.2 Limitation on Liability. Notwithstanding any other provision of this Agreement or any Transaction Document:

(a) Except in the case of Fraud, the provisions of this Article IX shall constitute the sole remedy to the Buyer Indemnified Parties against Seller and the Principals with respect to any and all breaches of any agreement, covenant, representation or warranty made by Seller or any of the Principals in this Agreement or in any Transaction Document, other than any remedy based on equitable principles, including injunctive relief or specific performance, which shall not be limited by this Section 9.2.

(b) For the purposes of calculating Losses of the Buyer Indemnified Parties, the principle to be applied is that the Buyer Indemnified Parties are to be made whole and to be placed in the same position as it would have been in if the act, omission or state of affairs giving rise to the Loss indemnified against had not arisen, and by way of example, to the extent that any Loss indemnified against hereunder (or the event giving rise to the same): (i) creates, gives rise to or otherwise has the result of conferring upon a Buyer Indemnified Party, any tax deduction, tax credit or tax relief (but only to the extent that any such tax deduction, tax credit or tax relief has, prior to the receipt of the applicable indemnification payment, resulted in a direct reduction of the Taxes payable by a Buyer Indemnified Party or will result in a direct reduction of the Taxes payable by a Buyer Indemnified Party in the taxation year in which the applicable indemnification payment is received by a Buyer Indemnified Party) or (ii) results in any recovery pursuant to any insurance coverage, the same shall be taken into account in the calculation of the Loss of the Buyer Indemnified Parties. Similarly, if the receipt of an indemnification payment by a Buyer Indemnified Party will result in an increase in the Taxes payable by a Buyer Indemnified Party and/or a decrease in the Tax attributes of a Buyer Indemnified Party (over and above what the position of the Buyer Indemnified Party would have been if the act, omission or state of affairs giving rise to the Loss indemnified against had not arisen), the amount of such indemnification payment shall be increased so that the amount of the indemnification payment received by the Buyer Indemnified Parties, after deducting the amount of such increase in Taxes payable and/or decrease in Tax attributes, is equal to the amount they would have received if there had been no such increase in Taxes payable and/or decrease in Tax attributes as a result of the receipt of such indemnification payment. For clarity, if any amount in respect of an inaccuracy in any of the representations and warranties made by Seller or breach of any covenants of Seller was reflected in the Closing Working Capital (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), then such inaccuracy or breach shall not give rise to an indemnification obligation under this Article IX to the extent of the amount so reflected in the Closing Statement.

(c) Other than Losses arising from Fraud or inaccuracy or breach of a Fundamental Representation, Seller and the Principals shall not be liable to the Buyer Indemnified Parties for any Losses until the aggregate amount of all such Losses incurred by the Buyer Indemnified Parties exceeds $100,000, whereupon Seller and the Principals shall be liable for all such Losses in excess of $100,000.

9.3 Survival and Time Limitations.

(a) All representations, warranties, covenants and agreements of Seller and the Principals in this Agreement, any Transaction Document and any other certificate or document delivered pursuant to this Agreement shall survive the Closing. Except in the case of Fraud, Seller and the Principals shall not have any Liability with respect to any claim for any breach or inaccuracy of any representation that is not a Fundamental Representation or any breach of a covenant or agreement in this Agreement to be performed and complied with as of the Closing Date (but not including any agreement or covenant to be performed or complied with at or after the Closing) unless Buyer notifies Seller of such a claim on or before the date that is two years after the Closing Date. Seller and the Principals shall not have any Liability with respect to any claim for any breach or inaccuracy of any Tax Representation unless Buyer notifies Seller of such a claim on or before the date that is 90 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations). Any claim for any breach or inaccuracy of a Title Representation or breach of an agreement or covenant to be performed or complied with at or after the Closing may be made at any time before the last day of the ultimate limitation period permitted by applicable Law. No party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof, except with respect to a claim for indemnification under this Article IX if written notice thereof has been given in accordance with the provisions hereof by Buyer to Seller prior to the end of the applicable survival period set forth in this Section 9.3(a). Notwithstanding anything to the contrary contained herein, if such written notice has been given in accordance with the provisions hereof and prior to the termination of the applicable representation, warranty, covenant or agreement, then the relevant representations, warranties, covenants and agreements shall survive as to such claim until the claim has been finally resolved.

(b) All representations, warranties, covenants and agreements of Buyer in this Agreement, any Transaction Document and any other certificate or document delivered pursuant to this Agreement shall survive the Closing. Except in the case of Fraud, Buyer shall not have any Liability with respect to any claim for any breach or inaccuracy of any representation and warranty of Buyer or any breach of a covenant or agreement in this Agreement to be performed and complied with as of the Closing Date (but not including any agreement or covenant to be performed or complied with at or after the Closing) unless Seller notifies Buyer of such a claim on or before the date that is two years after the Closing Date. Any claim for any breach of an agreement or covenant to be performed or complied with at or after the Closing may be made at any time before the last day of the ultimate limitation period permitted by applicable Law. No party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof, except with respect to a claim for indemnification under this Article IX if written notice thereof has been given in accordance with the provisions hereof by Seller to Buyer prior to the end of the applicable survival period set forth in this Section 9.3(b). Notwithstanding anything to the contrary contained herein, if such written notice has been given in accordance with the provisions hereof and prior to the termination of the applicable representation, warranty, covenant or agreement, then the relevant representations, warranties, covenants and agreements shall survive as to such claim until the claim has been finally resolved.

9.4 Manner of Payment.

(a) Buyer may set off all or any portion of any amount to which any Buyer Indemnified Party may be entitled under this Article IX against any amount otherwise payable (other than amounts payable under, or pursuant to, the Employment Agreement) by Buyer or any of its Affiliates to Seller. The exercise of such set-off right in good faith shall not constitute a breach or event of default under this Agreement or any Contract relating to any amount against which the set-off is applied. In addition to, and not in limitation of Buyer’s right of set-off under this Section 9.4, Buyer may elect in its sole discretion to recover all or any portion of any amount to which any Buyer Indemnified Party may be entitled under this Article IX from the Escrow Funds until such funds are exhausted and then may, subject to the other limitations contained in this Article IX, recover any additional amount to which any Buyer Indemnified Party is entitled under this Article IX directly from Seller and/or the Principals.

(b) Buyer and Seller hereby agree to provide joint instructions to the Escrow Agent on a timely basis so that distributions from the Escrow Funds can be made by the Escrow Agent to the applicable Buyer Indemnified Party or Seller Indemnified Party in accordance with this Section 9.4 unless the entitlement of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, in respect of such Loss is in dispute.

9.5 Third-Party Claims.

(a) If a third party commences or threatens a Proceeding (a “Third-Party Claim”) against any Buyer Indemnified Party (the “Indemnified Party”) with respect to any matter that the Indemnified Party is entitled to make a claim for indemnification against Seller (the “Indemnifying Party”) under this Article IX, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim to the Indemnifying Party; provided, however, that any failure to notify the Indemnifying Party or to deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b) Upon receipt of the notice described in Section 9.5(a), the Indemnifying Party shall have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of this Article IX, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation; (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body; (v) the Third-Party

Claim involves only money damages and does not seek an injunction or other equitable relief; (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9.5(b), (i) the Indemnifying Party shall not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 9.5(b)); and (ii) neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent shall not be withheld unreasonably.

(d) If any condition in Section 9.5(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses; and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article IX.

9.6 Other Indemnification Matters. Any claim for indemnification by the Buyer Indemnified Parties under this Article IX must be asserted by providing written notice to Seller against whom indemnification is sought specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer. Any claim for indemnification by Seller Indemnified Parties under this Article IX must be asserted by providing written notice to Buyer specifying the factual basis of the claim in reasonable detail to the extent then known by Seller. All indemnification payments under this Article IX shall be deemed adjustments to the Purchase Price and shall be allocated in accordance with the provisions of Section 3.3(f); provided that if an amount of such an adjustment cannot be reasonably allocated to a particular asset, such amount shall be allocated to the Goodwill. If any indemnification payment made pursuant to this Article IX is deemed by the Excise Tax Act (Canada) to include goods and services tax or harmonized sales tax, or is deemed by any applicable Canadian provincial or territorial legislation to include a similar value added or multi-staged tax, the amount of such payment shall be increased accordingly. The right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to any representation, warranty, covenant or agreement in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any equitable remedy based on any such representation, warranty, covenant or agreement.

9.7 Indemnification by Buyer. After the Closing and subject to the terms and conditions of this Article IX, Buyer shall indemnify and hold harmless Seller and its Affiliates and each of their respective officers, managers, employees, members, directors, partners, shareholders, successors, heirs, assigns and agents (collectively, the “Seller Indemnified Parties”) from, and pay and reimburse Seller Indemnified Parties for, all Losses, directly or indirectly, resulting from, arising out of, relating to, in the nature of, in connection with or caused by any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or any Transaction Document. Except in the case of Fraud, (i) the indemnification obligations of Buyer under this Agreement and the Transaction Documents shall not exceed the Final Purchase Price; and (ii) Buyer shall not be liable to the Seller Indemnified Parties for any Losses until the aggregate amount of all such Losses incurred by the Seller Indemnified Parties exceeds $100,000, whereupon Buyer shall be liable for all such Losses in excess of $100,000.

9.8 No Duplication. Any liability for indemnification under this Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. For and in respect of the same matter or amount there shall be no duplication in recovery.

9.9 Trustee and Agent. Each of Buyer and Seller acknowledges that the other is acting as trustee and agent for the remaining Buyer Indemnified Parties or Seller Indemnified Parties as the case may be, on whose behalf and for whose benefit the indemnity in Section 9.1 or Section 9.7, as the case may be, is provided and that such remaining Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. Each of Buyer and Seller agrees that the other may enforce the indemnity for and on behalf of such remaining Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, and, in such event, the party from whom indemnification is sought will not in any proceeding to enforce the indemnity by or on behalf of such remaining Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, assert any defence thereto based on the absence of authority or consideration or privity of contract and each of Buyer and Seller irrevocably waives the benefit of any such defence.

ARTICLE X.

MISCELLANEOUS

10.1 Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents. Without limiting the foregoing, if Seller or Buyer identifies after Closing an asset of Seller related to the Business that should have been delivered to Buyer as a Purchased Asset hereunder but was not (through inadvertence or otherwise), Seller will promptly deliver such asset to Buyer. Additionally, Seller agrees to use best efforts to transfer to Buyer the full benefit of the working relationships with all suppliers and customers of Seller.

10.2 No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

10.3 Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among the Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

10.4 Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors and permitted assigns. Seller may not assign, delegate or otherwise transfer (whether by operation of Law or otherwise) any of its rights, interests or obligations in or under this Agreement without the prior written approval of Buyer. Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in or under this Agreement to (a) any successor to Buyer or any acquirer of a material portion of the businesses or assets of Buyer; (b) one or more of Buyer’s Affiliates; or (c) any lender to Buyer or its Affiliates as security for obligations to such lender.

10.5 Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

10.6 Notices. Any notice pursuant to this Agreement must be in writing and shall be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered mail; (b) one Business Day after receipt of confirmation if such notice is sent by facsimile or e-mail; (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery; (d) one Business Day after delivery of such notice in person; and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to Seller or any of the Principals:

11771 -167 Street NW
Edmonton, Alberta T5M 3Y2

Facsimile:	(780) 428-9329
E-mail:	allen@trailtire.com
Attention:	Allen Ambrosie

with a copy (which shall not constitute notice) to:

Field Law LLP
2000-1025 101 Street NW
Edmonton, Alberta T5G 3J1

Facsimile:	(780) 428-9329
E-mail:	bfutoransky@fieldlaw.com
Attention:	Brian Futoransky

If to Buyer:

c/o American Tire Distributors, Inc.
12200 Herbert Wayne Court, Suite 150
Huntersville, North Carolina 28078

Facsimile:	(704) 947-1919
E-mail:	MGaither@ATD-US.com
Attention:	J. Michael Gaither, Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place
Toronto, Ontario M5X 1B8

Facsimile:	(416) 862-6666
E-mail:	JGroenewegen@osler.com
Attention:	John Groenewegen

10.7 Jurisdiction.

(a) Each Party submits to the exclusive jurisdiction of Ontario courts sitting in Toronto, Ontario in any Proceeding arising out of or relating to this Agreement and consents to all claims in respect of any such Proceeding being heard and determined in such courts. Each of the Parties irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action, application or proceeding.

(b) The Parties shall not raise any objection to the venue of any Proceeding arising out of or relating to this Agreement in an Ontario court sitting in Toronto, Ontario, including the objection that the Proceedings have been brought in an inconvenient forum.

10.8 Governing Law. This Agreement and all other Transaction Documents (unless otherwise stated therein) shall be governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law principles of any jurisdiction.

10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Buyer and Seller. No investigations made by or on behalf of Buyer at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by Seller or any of the Principals in or pursuant to this Agreement. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement shall not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

10.10 Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

10.11 Expenses. Except as otherwise provided in this Agreement, each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisors) it incurs in connection with the negotiation, preparation and execution of this Agreement and the Transactions. Notwithstanding the foregoing, Buyer shall reimburse Seller for all reasonable out-of-pocket costs incurred in connection with the preparation of the Audited Financial Statements.

10.12 Construction. The Article and Section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation”. Unless otherwise specified, all references to “$” or “dollars” shall be deemed reference to be Canadian dollars. This Agreement shall be construed as having been drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law shall be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP as in effect on the date hereof (unless another date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement shall be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty shall be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

10.13 Schedules. Nothing in the schedules attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The schedules hereto will be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. To the extent that it is reasonably apparent on the face of the schedule that an exception disclosed in a schedule relating to a particular section or subsection of this Agreement also applies to one or more additional sections or subsections of this Agreement, such exception shall be deemed to apply to such additional sections or subsections so identified.

10.14 Currency. Payments made between Buyer and Seller pursuant to Section 3.1 and Section 3.3(e) hereof on account of price and price adjustments shall be made in U.S. Dollars. All other payments between the Parties, including claims for indemnity (excepting indemnities for Losses which by their nature are necessarily calculated in U.S. dollars) shall be made in Canadian dollars. Seller and Buyer, at their joint direction may require conversion of all of the Escrow Funds into Canadian dollars at any time following their receipt and shall instruct the Escrow Agent accordingly. In the calculation of any amounts required to be included in the price adjustments to be made by the Parties under Section 3.3(e), any required conversion from Canadian dollars to United States dollars shall be at US$1 = C$1.0766.

10.15 Independent Legal Advice. Each Principal acknowledges that he, she or it has been advised to obtain, and that he, she or it has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to the Transaction Documents and understands the nature and consequences of the Transaction Documents, including any Tax consequences.

[Signature pages follow.]

The Parties have executed and delivered this Agreement as of the date first written above.

TRICAN TIRE DISTRIBUTORS INC.

	By:	/s/ J. Michael Gaither
		Name:	J. Michael Gaither
		Title:	Vice-President and Secretary

TRAIL TIRE DISTRIBUTORS LTD.

	By:	/s/ Allen Ambrosie
		Name:	Allen Ambrosie
		Title:	President

/s/ Allen Ambrosie
Witness		ALLEN AMBROSIE

/s/ Grant Ambrosie
Witness		GRANT AMBROSIE

[Signature Page to Asset Purchase Agreement]

SCHEDULE 2.1

PRE-CLOSING TRANSACTIONS

•	Prior to the Closing Time, the Principals shall sell to Buyer, and Buyer shall purchase from the Principals, all of the issued and outstanding Preferred Shares, free and clear of any Encumbrances, in consideration for the Preferred Share Sale Price.

•	Prior to completion of the Pre-Closing Transactions, the Principals shall have delivered to Buyer share certificates representing all of the issued and outstanding Preferred Shares duly endorsed in blank for transfer, or accompanied by irrevocable share transfer powers duly executed in blank.

•	Buyer shall satisfy the Preferred Share Sale Price by wire transfer of immediately available funds to a single bank account designated by the Principals.

SCHEDULE 8.17

OTHER POST-CLOSING ACTIONS

•	On the Closing Date, following the Closing Time, Seller shall redeem all of the Preferred Shares (the “Preferred Share Redemption”), in consideration of the payment to Buyer, as the holder of such shares, of the Preferred Share Redemption Price by the delivery, in absolute payment and satisfaction of such Preferred Share Redemption Price, of a non-interest bearing demand promissory note with a principal amount equal to such Preferred Share Redemption Price (the “Preferred Share Redemption Note”) and substantially in the form attached hereto as Exhibit H.

•	On the Closing Date, following the delivery of the Preferred Share Redemption Note, the Preferred Share Redemption Note and the Asset Purchase Note will each be fully paid and satisfied by way of a set-off against each other and shall be cancelled, with no further action required by any Party.

EXHIBIT A

DEFINITIONS

“Accounts Payable” means amounts relating to the Business owing to any Person as of the Closing Time, which are incurred in connection with the purchase of goods and services in the Ordinary Course of Business.

“Accounts Receivable” means accounts receivable, bills receivable, trade accounts, book debts and insurance claims relating to the Business, recorded as receivable in the Books and Records and other amounts due or deemed to be due to Seller which relate to the Business or the Purchased Assets, including refunds and rebates receivable, and including any security received by Seller from customers in support thereof.

“Accrued Employee Liabilities” means amounts accrued or owing to Employees in respect of all periods prior to the Closing Date (including amounts for wages, salaries, vacation, bonus, incentive, commission, overtime, benefits, lieu time, banked time or any other amounts) regardless of whether such amounts are otherwise due or payable as of the Closing Date.

“Accrued Liabilities” means Liabilities relating to the Business incurred as of the Closing Time but which are not yet due and payable as of the Closing Time (excluding reserves and contingent amounts).

“Adjusted EBITDA” means, in respect of any fiscal period, EBITDA of the Business, as adjusted to reflect the other deductions and additions agreed upon by Buyer and Seller, all as shown on Exhibit G, and calculated in a manner consistent with Exhibit G.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power; (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, including the voting power to elect a majority of the directors (or individuals having comparable functions) of such Person; or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person and “Affiliated” has a related meaning. With respect to a Person who is an individual, “control” by the spouse of such Person, or by any ancestor or descendant of such Person or such Person’s spouse who resides in the same house as such Person, shall be deemed control by such Person.

“Agreement” is defined in the opening paragraph.

“Allocation Statement” is defined in Section 3.3(f).

“arm’s length” has the meaning that is has for purposes of the Tax Act.

“Asset Purchase Note” is defined in Section 3.2(c).

“Assumed Liabilities” means the Accounts Payable and the Accrued Liabilities, but excludes: (i) Accrued Employee Liabilities; (ii) Liabilities included in clause (ii) of the definition of Non-Operating Related Party Assets and Liabilities, and (iii) for greater certainty, any Liability of the Seller in respect of Taxes.

“Audited Financial Statements” means the audited balance sheets of Seller as of February 28 for each of the fiscal years ended 2013 and 2014, and audited statements of income, changes in shareholders’ equity and cash flow for each of the fiscal years then ended, together with the notes thereto and the unqualified reports thereon of Collins Barrow Edmonton LLP.

“Benefit Plans” means plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which Seller is a party or bound or in which any of the Employees participate or under which Seller has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees or former employees of the Business, directors or officers, individuals working on contract with the Seller relating to the Business or other individuals providing services to the Seller relating to the Business of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such Persons), but excluding statutory benefit plans which Seller is required to participate in or comply with, such as the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.

“Books and Records” means books and records of Seller or any of its Affiliates relating to the Business or the Purchased Assets, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, business reports, plans and projections and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise including all data, information and databases stored on computer-related or other electronic media.

“Business” is defined in the Introduction.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Edmonton, Alberta or Charlotte, North Carolina are not required to be open.

“Buyer” is defined in the opening paragraph.

“Buyer Benefit Plans” is defined in Section 8.14(a).

“Buyer Indemnified Parties” is defined in Section 9.1.

“Closing” is defined in Section 2.3.

“Closing Accounts Receivable” is defined in Section 8.11.

“Closing Balance Sheet” is defined in Section 3.3(a).

“Closing Date” is defined in Section 2.3.

“Closing Statement” is defined in Section 3.3(a).

“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date.

“Closing Working Capital” is defined in Section 3.3(a).

“Confidential Information” means information concerning the business or affairs of Seller, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or Employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, manufacturing and production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the business or affairs of Seller, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for Seller containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by Seller.

“Consent” means any consent, approval, authorization, permission or waiver.

“Contract” means contracts, licences, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements relating to the Business or the Purchased Assets to which Seller is a party or by which Seller is bound or under which Seller has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied) and includes quotations, orders, proposals or tenders which remain open for acceptance and warranties and guarantees, provided that Contracts shall not include Benefit Plans.

“Contract Loss” means a Loss resulting from the cost of performance of a Contract exceeding the revenue derived from such Contract.

“Defined Benefit Plan” means any Pension Plan that is a “registered pension plan” as defined in subsection 248(1) of the Tax Act and which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Tax Act.

“Determination Date” is defined in Section 3.3(d).

“Disputed Amounts” is defined in Section 3.3(c).

“EBITDA” means the net income (loss) for the applicable fiscal period before deduction or addition, as the case may be, of: (i) interest expense; (b) provision for income and capital taxes; and (c) depreciation and amortization, in each case, for such fiscal period.

“Employee Severance Costs” means notice of termination, termination pay, severance pay and other costs, liabilities and obligations arising in connection with the termination of employment of any Employee, whether due under contract, statute, common law or otherwise relating to the Employees, but excludes Accrued Employee Liabilities, and Liabilities relating to allegations of bad faith or tortious or other inappropriate behaviour by Seller in respect of the termination of any Employee’s employment.

“Employees” means Persons employed or retained by Seller on a full-time, part-time or temporary basis, including those employees on temporary leave of absence, family medical leave, military leave, sick leave, lay-off, short term disability leave, long-term disability leave, pregnancy or parental leave or other extended absences, or receiving benefits pursuant to workers’ compensation legislation, and includes dependent contractors.

“Employment Agreement” means the Employment Agreement between Allen and Buyer, in the form attached hereto as Exhibit D, which for greater certainty, shall include non-competition and non-solicitation provisions, together with any changes agreed to by Buyer.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labelling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“Escrow Agent” means Field Law LLP.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent in a form customary for transactions of this type and which will incorporate the provisions set out in Section 3.4, agreed to by Buyer and Seller, acting reasonably.

“Escrow Amount” means, two million seventy-six thousand three hundred and forty U.S dollars (US$2,076,340).

“Escrow Funds” means the funds subject to the Escrow Agreement as of any date of determination.

“Excluded Assets” means

(a)	cash, bank balances, moneys in possession of banks and other depositories, term or time deposits and similar cash items of, owned or held by or for the account of Seller, except for such items which are part of Prepaid Expenses and Deposits;

(b)	all corporate, financial, taxation and other records of Seller not relating to the Business, including all the corporate, financial and other records relating to the Excluded Contracts;

(c)	the Excluded Contracts and all assets and liabilities related thereto;

(d)	the Benefit Plans and all assets and liabilities related thereto;

(e)	extra-provincial, sales, excise or other licences or registrations issued to or held by Seller, whether relating to the Business or otherwise;

(f)	any insurance policies and the right to receive insurance recoveries under such policies;

(g)	assets set out in clause (i) of the definition of Non-Operating Related Party Assets and Liabilities;

(h)	the 2012 Ford F150 Crewcab 4WD, Serial Number: 1FTFW1ET2CFB38397;

(i)	the CAT Skid Steer 242, Serial Number: CAT00242ECMD01573;

(j)	the 2007 Black and Decker Tilt Deck Flatbed Trailer, Serial Number: 2B9CSL2B57G421013; and

(k)	Hyster FL70Reach N30XMDR, Serial No. E138H03031V.

“Excluded Contracts” means those contracts of Seller listed on Schedule 1.

“Final Purchase Price” is defined in Section 3.3(e).

“Fraud” means a false statement of fact made by a Party in a Transaction Document with actual knowledge by one of that Party’s president, chief executive officer, vice president, treasurer or secretary or by one of that Party’s directors or shareholders, of its falsehood.

“Fundamental Representations” means the Tax Representations and the Title Representations.

“GAAP” means Canadian generally accepted accounting principles in effect for private enterprises, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants as they exist on the date hereof, or with respect to any financial statements, the date such financial statements were prepared.

“Goodwill” means all right, title and interest of Seller in, to and in respect of all elements in connection with the operation of the Business which contribute to the goodwill of the Business, including the goodwill represented by the trade-marks and trade names used solely by the Business, marketing and promotional materials, customer and supplier lists and relationships and other agreements and arrangements with customers and suppliers and the logos relating thereto (other than goodwill relating to the Excluded Assets).

“Governmental Body” means any federal, provincial, state, territorial, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Government Contract” means any Contract to which Seller is a party or by which it is bound, the ultimate contracting party of which is a Governmental Body (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Leased Real Property or adjacent properties or any property or facility formerly owned, leased or used by Seller. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“Incurred” means, in relation to claims under Benefit Plans or Buyer Benefit Plans, the date on which the event giving rise to such claim occurred and, in particular: (i) with respect to a death or dismemberment claim, shall be the date of the death or dismemberment; (ii) with respect to a short-term or long-term disability claim, shall be the date that the period of short-term or long-term disability commenced; (iii) with respect to an extended health care claim, including dental and medical treatments, shall be the date of the treatment; and (iv) with respect to a prescription drug or vision care claim, the date that the prescription was filled.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations under non-compete, consulting or similar arrangements), except trade accounts payable of such Person arising in the Ordinary Course of Business that are not past due by more than 90 days and for which adequate reserves have been established on the financial statements of such Person; (d) any indebtedness arising under capitalized leases, conditional sales Contracts or other similar title retention instruments; (e) indebtedness or other obligations of others directly or indirectly guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Benefit Plan (excluding obligations to deliver shares pursuant to stock options or stock ownership plans); (i) net payment obligations incurred by such Person pursuant to any hedging agreement; (j) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates; and (k) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (j).

“Indemnified Party” is defined in Section 9.5(a).

“Indemnifying Party” is defined in Section 9.5(a).

“Intellectual Property” means intellectual property rights, whether registered or not, owned, used or held by Seller, including: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, business names and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) trade secrets; (e) computer software, in object and source code format (including data and related documentation); (f) plans, drawings, architectural plans and specifications; (g) websites; (h) other proprietary rights; and (i) copies and tangible embodiments and expressions thereof (in whatever form or medium) of any of the foregoing, including all improvements and modifications thereto and derivative works thereof.

“Inventory” means any Inventory of Seller relating to the Business wherever located, including goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment.

“Knowledge” of any Person other than Buyer means (a) in the case of an individual, the actual knowledge of such Person; or (b) the knowledge that a reasonable Person should have after reasonable inquiry of senior employees, directors and officers of such Person (in the case of a legal entity) or in the reasonable exercise or his, her or its professional duties. Knowledge of Buyer means the actual knowledge of J. Michael Gaither or Donald Gualdoni.

“Latest Balance Sheet” means the unaudited balance sheet of Seller as of April 30, 2014 and statements of income, changes in shareholders’ equity, and cash flow for the two-month period then ended.

“Latest Balance Sheet Date” means the date of the Latest Balance Sheet.

“Law” means any federal, state, provincial, territorial, local, municipal, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, instrument, policy statement, directive, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Lease” is defined in Section 5.15(b).

“Lease Agreement” means the Lease Agreement between Buyer and 1470242 Alberta Ltd. with respect to the property located at 11771-167 Street, Edmonton, Alberta, in the form attached hereto as Exhibit F.

“Leased Real Property” is defined in Section 5.15(b).

“Liabilities” means liabilities, obligations or commitments of any kind or nature asserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” is defined in Section 5.17(d).

“Loss” means any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, assessments or reassessments, Orders, damages, penalties, fines, dues, costs, settlement payments, Liabilities, Taxes, Encumbrances, expenses, fees, court costs or solicitors’ fees and expenses.

“Material Adverse Effect” means any one or more event, circumstance, condition, occurrence, effect or change that would be or could reasonably be expected to be, either individually or in the aggregate (taking into account all other events, circumstances, conditions, occurrences, effects or changes), materially adverse to the Business, assets, condition (financial or otherwise), operating results, operations or business prospects of Seller, or to the ability of Seller to timely consummate the Transactions.

“Material Contracts” is defined in Section 5.16(a).

“Material Customers” is defined Section 5.25.

“Material Suppliers” is defined Section 5.25.

“Multi-Employer Plans” means any Benefit Plan to which Seller is required to contribute pursuant to a collective bargaining agreement or participation agreement and which are not maintained or administered by Seller or its Affiliates.

“Non-Competition Agreements” means the Non-Competition Agreements between Buyer, Seller and each Principal, in the form attached hereto as Exhibit C.

“Non-Operating Related Party Assets and Liabilities” means (i) Contracts with, and loans receivable by Seller from, its Affiliates or any of the respective directors, officers, former directors or officers, shareholders or Employees of the Seller or its Affiliates, other than amounts receivable in respect of the sale of goods and services in the Ordinary Course of Business by Seller and which are properly recorded as Accounts Receivable; and (ii) Liabilities under Contracts described in clause (i) or Liabilities of Seller owing to its Affiliates or any of the respective directors, officers, former directors or officers, shareholders or Employees of the Seller or its Affiliates; for greater certainty “Affiliate”, for purposes of this definition, includes Kirks Tire Ltd., Extreme Wheel Distributors Ltd., Regional Tire Distributors (Edmonton) Inc. and Regional Tire Distributors (Calgary) Inc. and any Person in which any Affiliate of Seller or any of the respective directors, officers, former directors or officers, shareholders or Employees of Seller or its Affiliates has an ownership interest.

“Notice of Objection” is defined in Section 3.3(c).

“Objection Notice” is defined in Section 3.3(f).

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) any certificate or articles of incorporation and bylaws; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law; and (c) any amendment or modification to any of the foregoing.

“Ordinary Course of Business” means the ordinary course of the conduct of the Business by Seller, consistent with past operating practices.

“Parties” means Buyer, Seller and the Principals collectively, and “Party” means any one of them individually.

“Pension Plan” means any Benefit Plan providing pensions, superannuation benefits or retirement savings including pension plans, top up pensions or supplemental plans, “registered retirement savings plans” (as defined in the Tax Act), “registered pension plans” (as defined in the Tax Act) and “retirement compensation arrangements” (as defined in the Tax Act).

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due; (b) any lien for Taxes not yet due; and (c) any purchase money lien, purchase money security interest (or similar registration) or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labour union, Governmental Body or other entity.

“Personal Property” is defined in Section 5.11.

“Post-Closing Transactions” means, collectively, the transactions, steps and documents to be implemented by the Parties immediately following the Closing Time, as described in Schedule 8.17.

“Post-Closing Unaudited Financial Statements” is defined in Section 8.8.

“Pre-Closing Transactions” means, collectively, the transactions, steps and documents to be implemented by the Parties prior to the Closing Time, as described in Schedule 2.1.

“Preferred Share Redemption” is defined in Schedule 8.17.

“Preferred Share Redemption Note” is defined in Schedule 8.17.

“Preferred Share Redemption Price” means two million three hundred and twenty-two thousand one hundred and twenty-five United States dollars (US$2,322,125).

“Preferred Share Sale Price” means two million three hundred and twenty-two thousand one hundred and twenty five United States dollars (US$2,322,125).

“Preferred Shares” means Class “F” Preferred Voting Shares in the capital of Seller.

“Prepaid Expenses and Deposits” means the unused portion of amounts prepaid by or on behalf of Seller relating to the Business or the Purchased Assets, but excluding income or other Taxes which are personal to Seller.

“Principals” is defined in the opening paragraph; and “Principal” means any one of them.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Purchase Price” is defined in Section 3.1.

“Purchased Assets” means all of Seller’s right, title and interest in, to and under, or relating to, the following assets, other than the Excluded Assets:

(a)	the Accounts Receivable;

(b)	the Books and Records;

(c)	the Prepaid Expenses and Deposits;

(d)	the Inventory;

(e)	the Contracts other than Excluded Contracts;

(f)	the Permits;

(g)	the Intellectual Property;

(h)	the Personal Property;

(i)	the Goodwill; and

(j)	all assets relating to the Business to the extent Seller has any rights thereto or interests therein, whether a present or future interest, an inchoate right or otherwise and whether such assets are tangible or intangible and whether or not of a type falling within any of the categories of assets or properties described above.

“Related Party” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family; and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual.

“Related Party Transactions” is defined in Section 5.26.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Resolution Accountants” is defined in Section 3.3(c).

“Restricted Right” means any Contract or Permit which by its terms requires consent or approval of the other party or parties thereto or the issuer in order to complete the Transactions or in respect of which the completion of the Transactions will increase the obligations or decrease the rights or entitlements of Seller or Buyer under such Contract or Permit.

“Scheduled Financial Statements” means (i) the balance sheets of Seller as of February 28 for each of the fiscal years ended 2013 and 2014, and statements of income, changes in shareholders’ equity, and cash flow for each of the fiscal years then ended, all prepared on a review basis, together with the notes thereto and the reports thereon of Seller’s independent external accountant; and (ii) the Latest Balance Sheet.

“Seller” is defined in the opening paragraph.

“Seller Indemnified Parties” is defined in Section 9.7.

“Seller’s Knowledge” means the Knowledge of Seller.

“Target Working Capital” means C$4,244,000, which has been mutually agreed upon by the Parties based on the Parties’ agreement of Seller’s average working capital over the prior twelve-month period.

“Tax Act” means the Income Tax Act (Canada).

“Tax Representation” means a representation or warranty under Section 5.3 (Residency), Section 5.18 (Tax), Section 5.35 (Goods and Services Tax and Harmonized Sales Tax Registration) or any other representation or warranty that if untrue gives rise to Taxes payable by Buyer: (i) that would not have been payable had such representation or warranty been true; or (ii) as a result of the purchase of the Purchased Assets.

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Body, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Body in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions.

“Third-Party Claim” is defined in Section 9.5(a).

“Title Representation” means a representation or warranty made by Seller and the Principals under Section 4.1, Section 4.2, Section 5.1, Section 5.2, Section 5.6 or Section 5.10(a).

“Tranche 1 Release Date” means the first Business Day following the first anniversary of the Closing Date.

“Tranche 2 Release Date” means the first Business Day following the second anniversary of the Closing Date.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreement, the Non-Competition Agreements, the Transition Services Agreement, the Lease Agreement and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

“Transaction Payments” is defined in Section 5.30.

“Transferred Employees” means all employees that have accepted an offer of employment made by Buyer pursuant to Section 8.13(a).

“Transition Period” means the period commencing as of the Closing Date and ending at the close of business on August 26, 2014, unless extended or earlier terminated in accordance with the terms of the Transition Services Agreement.

“Transition Services Agreement” means the Transition Services Agreement between Buyer and Seller, in the form attached hereto as Exhibit E.

“Unpaid Accounts Receivable Amount” is defined in Section 8.11.

“U.S. GAAP” means generally accepted accounting principles in the United States of America that the Securities and Exchange Commission has identified as having substantial authoritative support, as supplemented by Regulation S-X under the Securities Exchange Act of 1934, and unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Working Capital” means (a) the current assets of Seller as of immediately prior to the Closing Time (other than Excluded Assets), minus (b) the current liabilities of Seller that are Assumed Liabilities as of immediately prior to the Closing Time, minus (c) the Accrued Employee Liabilities, in each case as determined in accordance with GAAP and using the same accounting principles, practices, policies and methodologies used in the preparation of the Audited Financial Statements; provided, that Working Capital shall exclude, without duplication, (i) any and all assets or liabilities for federal, provincial, territorial, state and local income Taxes, and (ii) any impact of changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions.